Exhibit 2.1

AGREEMENT AND PLAN OF AMALGAMATION

by and among

2357575 ONTARIO LIMITED,

SC ACQUISITIONCO LTD.

and

SEACUBE CONTAINER LEASING LTD.

Dated as of January 18, 2013

i

Section 8.8	Entire Agreement	60
Section 8.9	No Third-Party Beneficiaries	60
Section 8.10	Severability	60
Section 8.11	Rules of Construction	60
Section 8.12	Assignment	61
Section 8.13	Remedies	61
Section 8.14	Specific Performance	61
Section 8.15	Counterparts; Effectiveness	61

EXHIBITS
Exhibit A	—	Amalgamation Agreement
Exhibit B	—	Amalgamated Company Bye-Laws

ANNEXES
Annex I	—	List of Certain Company Executives
Annex II	—	List of Certain Customers
Annex III	—	List of Parent Knowledge Persons

Disclosure Letter

Company Disclosure Letter

INDEX OF DEFINED TERMS

Acquisition Sub	Preamble
Adverse Recommendation Change	Section 5.4(d)(iii)
Affiliate	Section 8.1(a)
Agreement	Preamble
Amalgamated Company	Section 1.3
Amalgamated Company Bye-Laws	Section 1.5
Amalgamation	Recitals
Amalgamation Agreement	Recitals
Amalgamation Application	Section 1.1
Book-Entry Shares	Section 2.1(c)(ii)
Business Day	Section 8.1(b)
Bye-Laws	Section 3.5
Carry-Forward Share	Section 1.1
Certificate of Amalgamation	Section 1.1
Certificates	Section 2.1(c)(ii)
CFIUS	Section 8.1(c)
CFIUS Final Order	Section 8.1(d)
CFIUS Notice	Section 8.1(e)
Closing	Section 1.2
Closing Date	Section 1.2
COBRA	Section 3.18(g)
Code	Section 2.2(e)
Common Shares	Section 8.1(f)
Companies Act	Recitals
Company	Preamble
Company Assets	Section 3.9(b)
Company Benefit Plans	Section 3.18(a)
Company Board	Section 3.3
Company Board Recommendation	Section 3.3
Company Contracts	Section 3.9(c)
Company Disclosure Letter	Article III
Company Equity Plans	Section 3.10(c)
Company Indebtedness	Section 8.1(g)
Company Material Adverse Effect	Section 8.1(h)
Company Organizational Documents	Section 3.5
Company Permits	Section 3.24(a)
Company Proxy Statement	Section 3.8(b)
Company Restricted Share	Section 2.3(a)
Company SEC Reports	Section 3.12
Company Shareholders Meeting	Section 3.8(b)
Company Termination Fee	Section 7.6(b)
Confidentiality Agreement	Section 5.3(b)
Continuation Period	Section 5.8(a)
Contracts	Section 8.1(i)

v

Covered Proposal	Section 8.1(j)
Debt Commitment Letter	Section 8.5
Debt Financing	Section 4.12
Disposition	Section 5.1(h)
Dissenting Holder	Section 8.1(k)
Dissenting Shares	Section 8.1(l)
Effective Time	Section 1.1
Employees	Section 5.8(a)
Environmental Laws	Section 3.21(a)(i)
Equity Commitment Letter	Recitals
Equity Financing	Section 4.12
ERISA	Section 3.18(a)
Exchange Act	Section 3.8(b)
Excluded Shares	Section 2.1(b)
Exon-Florio	Section 8.1(m)
Expenses	Section 5.14
Export Control Laws	Section 3.24(d)
Financial Advisors	Section 3.28
Financing Sources	Section 8.5
FINSA	Section 8.1(n)
Foreign Competition Laws	Section 3.8(e)
GAAP	Section 3.13(a)(ii)
Governmental Entity	Section 3.8
Guarantor	Recitals
Hazardous Substances	Section 8.1(o)
Indemnified Parties	Section 5.9(a)
Intellectual Property	Section 3.22
IP Contracts	Section 3.22
IRS	Section 3.18(b)
IT Assets	Section 3.22
Knowledge	Section 8.1(p)
Laws	Section 8.1(q)
Legal Actions	Section 3.16
Letter of Transmittal	Section 2.2(c)(i)
Liabilities	Section 3.14
Licensed Intellectual Property	Section 3.22
Liens	Section 8.1(r)
Limited Guaranty	Recitals
Material Contracts	Section 3.17
Maximum Premium	Section 5.9(c)
Memorandum of Association	Section 3.5
New Plans	Section 5.8(c)
Notice of Superior Proposal	Section 5.4(d)(iii)
NYSE	Section 8.1(s)
OFAC	Section 3.23(e)

Old Plans	Section 5.8(c)
Orders	Section 8.1(t)
Organizational Documents	Section 8.1(u)
OTPP	Section 8.1(v)
Outside Date	Section 7.2(a)
Owned Intellectual Property	Section 3.22
Parent	Preamble
Parent Assets	Section 4.5(b)
Parent Contracts	Section 4.5(c)
Parent Material Adverse Effect	Section 8.1(w)
Parent Termination Fee	Section 7.6(c)
Paying Agent	Section 2.2(a)
Payment Fund	Section 2.2(b)
Permits	Section 3.24(a)
Person	Section 8.1(x)
Preferred Shares	Section 3.10(a)
Real Property Leases	Section 3.23(c)
Registrar	Section 1.1
Related Party Transactions	Section 3.27
Representatives	Section 8.1(y)
Requisite Company Vote	Section 8.1(z)
Sanctioned Person	Section 8.1(aa)
SEC	Section 3.8(b)
Securities Act	Section 3.8(b)
Subsidiary	Section 8.1(bb)
Superior Proposal	Section 8.1(cc)
Takeover Proposal	Section 8.1(dd)
Takeover Statutes	Section 3.26
Tax Returns	Section 8.1(ee)
Taxes	Section 8.1(ff)
Term Loan	Section 8.1(gg)
Term Loan Agreement	Section 8.1(gg)
Third Party	Section 8.1(hh)
Trade Secrets	Section 3.22
Transaction Consideration	Section 2.1(c)(i)
Voting Agreement	Recitals

AGREEMENT AND PLAN OF AMALGAMATION

AGREEMENT AND PLAN OF AMALGAMATION, dated as of January 18, 2013 (this “Agreement”), by and among 2357575 Ontario Limited, an Ontario, Canada corporation (“Parent”), SC Acquisitionco Ltd., a Bermuda exempted company and a subsidiary of Parent (“Acquisition Sub”), and SeaCube Container Leasing Ltd., a Bermuda exempted company (the “Company”). Certain capitalized terms used in this Agreement have the respective meanings specified in Section 8.1.

RECITALS

WHEREAS, it is proposed that Acquisition Sub and the Company will amalgamate under the Laws of Bermuda (the “Amalgamation”) and continue as a Bermuda exempted company, upon the terms and subject to the conditions of this Agreement and the amalgamation agreement attached hereto as Exhibit A (the “Amalgamation Agreement”), and in accordance with the Companies Act 1981 of Bermuda, as amended (the “Companies Act”);

WHEREAS, the Board of Directors of each of Parent, Acquisition Sub and the Company has (a) determined that the Amalgamation is advisable and fair to, and in the best interests of, Parent, Acquisition Sub or the Company, as the case may be; and (b) approved and adopted this Agreement, the Amalgamation Agreement and the transactions contemplated hereby and thereby, including the Amalgamation;

WHEREAS, Parent, as sole shareholder of Acquisition Sub, has approved this Agreement, the Amalgamation Agreement and the transactions contemplated hereby and thereby, including the Amalgamation;

WHEREAS, concurrently with the execution of this Agreement, and as a condition of the willingness of the Company to enter into this Agreement, Parent has delivered to the Company the limited guaranty, dated as of the date of this Agreement (the “Limited Guaranty”), of OTPP (the “Guarantor”), in favor of the Company, on the terms and to the extent set forth in the Limited Guaranty;

WHEREAS, concurrently with the execution of this Agreement, and as a condition of the willingness of the Company to enter into this Agreement, Parent has delivered to the Company the equity commitment letter, dated as of the date of this Agreement (the “Equity Commitment Letter”), of Parent, in favor of the Company;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Parent to enter into this Agreement, Seacastle Operating Company Ltd. is entering into a voting agreement with Parent (the “Voting Agreement”) pursuant to which, among other things, Seacastle Operating Company Ltd. has agreed, subject to the terms thereof, to (a) vote the issued and outstanding Common Shares beneficially owned by it in favor of approval and adoption of this Agreement and the Amalgamation Agreement, (b) take other actions in furtherance of the transactions contemplated by this Agreement and (c) not vote the issued and outstanding Common Shares beneficially owned by such shareholder of the Company in favor of certain transactions other than the Amalgamation and the other transactions contemplated by this Agreement; and

WHEREAS, concurrently with the execution of this Agreement and in connection with the transactions contemplated hereby, the executives of the Company listed on Annex I have entered into letter agreements with Acquisition Sub relating to their continued employment following the Closing.

Accordingly, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

THE AMALGAMATION

Section 1.1 The Amalgamation; Effective Time Upon the terms and subject to the conditions set forth in this Agreement and the Amalgamation Agreement and in accordance with the Companies Act, Parent, Acquisition Sub and the Company will cause (a) the Amalgamation Agreement to be executed and delivered and (b) an application for registration of an amalgamated company (the “Amalgamation Application”) to be prepared, executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under Section 108 of the Companies Act on or prior to the Closing Date and will cause the Amalgamation to become effective pursuant to the Companies Act. The Amalgamation shall become effective upon the issuance of a certificate of amalgamation (the “Certificate of Amalgamation”) by the Registrar or such other time as the Certificate of Amalgamation may provide. The parties to this Agreement agree that they will request the Registrar provide in the Certificate of Amalgamation that the Effective Time will be the time when the Amalgamation Application is filed with the Registrar or another time mutually agreed in writing by the parties to this Agreement (the “Effective Time”). The name of the Amalgamated Company shall be “SeaCube Container Leasing Ltd.” Immediately prior to the Effective Time, Nineteenmoront Corp. shall subscribe for one Common Share for aggregate consideration of US$0.01 (at least equal to the par value thereof) (the “Carry-Forward Share”) and the Company shall issue the Carry-Forward Share to such Person.

Section 1.2 Closing Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VI, the closing of the Amalgamation (the “Closing”) shall take place (a) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York, at 10:00 a.m. (local time) on the fourth (4th) Business Day after the day on which the last of those conditions (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) is satisfied or waived in accordance with this Agreement or (b) at such other place and time or on such other date as Parent and the Company may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.”

Section 1.3 Effects of the Amalgamation As of the Effective Time, subject to the terms and conditions of this Agreement and the Amalgamation Agreement, the Company shall be amalgamated with Acquisition Sub and the amalgamated company (the “Amalgamated Company”) shall continue after the Amalgamation. The parties to this Agreement acknowledge and agree that (a) the Amalgamation shall be effected so as to constitute an “amalgamation” and (b) the Amalgamated Company shall be deemed to be an “amalgamated company” in accordance with Section 104 of the Companies Act. Under Section 109 of the Companies Act, from and after the Effective Time: (i) the Amalgamation of the Company and Acquisition Sub and their continuance as one company shall become effective; (ii) the property of each of the Company and Acquisition Sub shall become the property of the Amalgamated Company; (iii) the Amalgamated Company shall continue to be liable for the obligations and liabilities of each of the Company and Acquisition Sub; (iv) any existing cause of action, claim or liability to prosecution shall be unaffected; (v) any civil, criminal or administrative action or proceeding pending by or against the Company or Acquisition Sub may continue to be prosecuted by or against the Amalgamated Company; (vi) a conviction against, or ruling, order or judgment in favor of or against, the Company or Acquisition Sub may be enforced by or against the Amalgamated Company; and (vii) the Certificate of Amalgamation shall be deemed to be the certificate of incorporation of the Amalgamated Company; provided, however, that the date of incorporation of each of the Company and Acquisition Sub shall remain its respective original date of incorporation and the Amalgamation shall not alter its original date of incorporation.

Section 1.4 Memorandum of Association The memorandum of association of the Amalgamated Company shall be as set forth in the Amalgamation Agreement.

Section 1.5 Amalgamated Company Bye-Laws The bye-laws of the Amalgamated Company shall be the bye-laws of Acquisition Sub, which are attached hereto as Exhibit B (as they may be amended or modified from time to time after the date hereof and prior to the Effective Time by the mutual written agreement of the parties) (the “Amalgamated Company Bye-Laws”).

Section 1.6 Directors The parties to this Agreement shall take all requisite action so that the directors of Acquisition Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Amalgamated Company until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Amalgamated Company Bye-Laws and applicable Laws.

Section 1.7 Officers The officers of the Company immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Amalgamated Company until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Amalgamated Company Bye-Laws and applicable Laws.

ARTICLE II

EFFECT OF THE AMALGAMATION ON SHARE CAPITAL

Section 2.1 Conversion of Share Capital At the Effective Time, by virtue of the Amalgamation and without any action on the part of Parent, Acquisition Sub, the Company or the holder of any share capital of Acquisition Sub or the Company:

(a) Conversion of Acquisition Sub Share Capital. (i) Each Class A common share, par value US$0.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and non-assessable Class A common share, par value US$0.01 per share, of the Amalgamated Company with full voting rights including the right to vote for the appointment of directors of the Amalgamated Company and (ii) each Class B common share, par value US$0.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and non-assessable Class B common share, par value US$0.01 per share, of the Amalgamated Company with full voting rights other than the right to vote for the appointment of directors of the Amalgamated Company.

(b) Cancellation of Treasury Shares and Parent-Owned Securities. Each Common Share owned by the Company or any of its wholly-owned Subsidiaries or by Parent or any of its wholly-owned Subsidiaries immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall be canceled automatically and shall cease to exist, and no consideration shall be paid for those Excluded Shares.

(c) Conversion of Common Shares.

(i) Each Common Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares, Dissenting Shares and the Carry-Forward Share) shall be converted into the right to receive US$23.00 in cash (subject to any applicable withholding tax), without interest (the “Transaction Consideration”).

(ii) All Common Shares that have been converted pursuant to Section 2.1(c)(i) shall be canceled automatically and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented those shares (“Certificates”) and the holders of Common Shares registered in the register of shareholders of the Company (“Book-Entry Shares”) shall cease to have any rights with respect to those shares, other than the right to receive the Transaction Consideration in accordance with Section 2.2.

(d) Conversion of Carry-Forward Share. At the Effective Time, by virtue of the Amalgamation and without any action on the part of the holder thereof, the Carry-Forward Share will be converted into and become one (1) fully paid and non-assessable Class A common share, par value US$0.01 per share, of the Amalgamated Company with full voting rights including the right to vote for the appointment of directors of the Amalgamated Company.

Section 2.2 Surrender of Certificates; Payment of Transaction Consideration

(a) Paying Agent. Prior to the Effective Time, Parent shall (i) select a bank or trust company, satisfactory to the Company in its reasonable discretion, to act as the paying agent in the Amalgamation (the “Paying Agent”) and (ii) enter into a paying agent agreement with the Paying Agent, the terms and conditions of which are satisfactory to the Company in its reasonable discretion.

(b) Payment Fund. At or prior to the Effective Time, Parent shall provide funds to the Paying Agent in amounts sufficient for the payment of the aggregate Transaction Consideration payable under Section 2.1(c). Such funds provided to the Paying Agent are referred to as the “Payment Fund.”

(c) Payment Procedures.

(i) Letter of Transmittal. As promptly as practicable (but in no event later than three (3) Business Days) following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Common Shares converted pursuant to Section 2.1(c)(i) the following: (A) a letter of transmittal in customary form (a “Letter of Transmittal”), specifying that delivery shall be effected, and risk of loss and title to such holder’s converted shares shall pass, only upon proper delivery of Certificates, or transfer of Book-Entry Shares, and a Letter of Transmittal to the Paying Agent and (B) instructions for surrendering such Certificates, if any.

(ii) Surrender of Certificates. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a duly executed Letter of Transmittal and any other documents reasonably required by the Paying Agent, the holder of that Certificate shall be entitled to receive, and the Paying Agent shall pay in exchange therefor, the Transaction Consideration payable in respect of the number of Common Shares evidenced by that Certificate less any required withholding of Taxes. Any Certificates so surrendered shall be canceled immediately. No interest shall accrue or be paid on any amount payable upon surrender of Certificates.

(iii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate but may, if required by the Paying Agent, be required to deliver an executed Letter of Transmittal to the Paying Agent to receive the Transaction Consideration that such holder is entitled to receive pursuant to this Article II. Each holder of record of one or more Book-Entry Shares whose Common Shares were converted into the right to receive the Transaction Consideration shall automatically upon the Effective Time or following the Paying Agent’s receipt of an “agent’s message” and the applicable Letter of Transmittal (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after such time, the Transaction Consideration to which such holder is entitled to receive pursuant to this Article II.

(iv) Unregistered Transferees. If any Transaction Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, then the Transaction Consideration may be paid to such a transferee so long as (A) the surrendered Certificate is accompanied by all documents required to evidence and effect that transfer and (B) the Person requesting such payment (1) pays any applicable transfer Taxes or (2) establishes to the satisfaction of Parent and the Paying Agent that any such Taxes have already been paid or are not applicable.

(v) No Other Rights. Until surrendered in accordance with this Section 2.2(c), each Certificate or Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Transaction Consideration. Any Transaction Consideration paid upon the surrender of any Certificate or Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to that Certificate or Book-Entry Share and the Common Shares formerly represented by it.

(d) No Further Transfers. Immediately prior to the Effective Time, the register of members of the Company shall be closed and there shall be no further registration of transfers of the Common Shares that were issued and outstanding immediately prior to the Effective Time.

(e) Required Withholding. Parent, the Amalgamated Company and the Paying Agent shall be entitled to deduct and withhold from any Transaction Consideration payable under this Agreement such amounts as may be required to be deducted or withheld therefrom under (i) the Internal Revenue Code of 1986 (the “Code”), (ii) any applicable state, local or foreign Tax Laws or (iii) any other applicable Laws. To the extent that any amounts are so deducted and withheld, those amounts shall be treated as having been paid to the Person in respect of whom such deduction or withholding was made for all purposes under this Agreement.

(f) No Liability. None of Parent, the Amalgamated Company or the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for any amount properly paid to a public official under any applicable abandoned property, escheat or similar Laws.

(g) Investment of Payment Fund. The Paying Agent shall invest the Payment Fund as directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations of issuers organized under the laws of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding US$3 billion. Any interest and other income resulting from such investment shall become a part of the Payment Fund, and any amounts in excess of the amounts payable under Section 2.1(c) shall be paid promptly to Parent.

(h) Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Certificates or Book-Entry Shares one (1) year after the Effective Time shall be delivered by the Paying Agent to Parent upon demand. Thereafter, any holder of Certificates or Book-Entry Shares who has not complied with this Article II shall look only to Parent for payment of the applicable Transaction Consideration.

(i) Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in the form reasonably required by Parent as indemnity against any claim that may be made against Parent on account of the alleged loss, theft or destruction of such Certificate, the Paying Agent shall pay the Transaction Consideration to such Person in exchange for such lost, stolen or destroyed Certificate.

Section 2.3 Company Restricted Shares.

(a) As of the Effective Time, any vesting conditions or restrictions applicable to each restricted share (“Company Restricted Share”) outstanding immediately prior to the Effective Time shall lapse and each such Company Restricted Share shall be treated in accordance with Section 2.1(c).

(b) As promptly as practicable following the execution of this Agreement, the Company shall mail to each holder of Company Restricted Shares a letter describing the treatment of such Company Restricted Shares pursuant to this Section 2.3.

Section 2.4 Shares of Dissenting Holders All Dissenting Shares shall be cancelled and converted as of the Effective Time into the right to receive the Transaction Consideration as described in Section 2.1(c), as though such Dissenting Shares were Common Shares for the purposes thereof, and any Dissenting Holder shall, in the event that the fair value of a Dissenting Share as determined by the Supreme Court of Bermuda under Section 106 of the Companies Act is greater than the Transaction Consideration, be paid such difference by the Amalgamated Company within thirty (30) days of the final Court appraisal of the fair value of such Dissenting Shares. Additionally, in the event that a Dissenting Holder fails to perfect, effectively withdraws or otherwise waives any right to appraisal, its Common Shares shall be cancelled and converted as of the Effective Time into the right to receive the Transaction Consideration for each such Dissenting Share held by such Dissenting Holder. The Company shall give Parent (i) prompt notice of (A) any demands for appraisal of Dissenting Shares or withdrawals of such demands received by the Company and (B) to the extent that the Company has Knowledge, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares and (ii) to the extent permitted by applicable Law, the opportunity to participate with the Company in settlement negotiations and proceedings with respect to any written demands for appraisal under the Companies Act. The Company shall not voluntarily make any payment with respect to, or settle, or offer to settle, any such demands or applications without the prior written consent of Parent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter (with reference to the section of this Agreement to which the information stated in such disclosure letter relates; provided, that any fact or condition disclosed in any section of such disclosure letter in such a way as to make, on its face, its relevance to another section of such disclosure letter that relates to a representation or representations made elsewhere in Article III of this Agreement reasonably apparent shall be deemed to be an exception to such representation or representations notwithstanding the omission of a reference or cross reference thereto) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) or as disclosed in the Company SEC Reports, as filed with or furnished to the SEC prior to the date hereof (excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward-looking statements and any other disclosures included therein to the extent that they are cautionary, predictive or forward-looking) the Company represents and warrants to Parent and Acquisition Sub that:

Section 3.1 Organization and Power Each of the Company and its Subsidiaries is a corporation, exempted company, limited liability company or other legal entity duly organized, validly existing and in good standing (if and to the extent such term is so recognized in the relevant jurisdiction) under the Laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 3.2 Foreign Qualifications Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, exempted company, limited liability company or other legal entity and is in good standing (if and to the extent such term is so recognized in the relevant jurisdiction) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company is not in violation of its organizational or governing documents and no Subsidiary is in violation of its organizational or governing documents in any material respect.

Section 3.3 Corporate Authorization The Company has all necessary corporate power and authority to enter into this Agreement and the Amalgamation Agreement and, subject to approval and adoption of this Agreement and the Amalgamation Agreement by the Requisite Company Vote, to consummate the transactions contemplated by this Agreement and the Amalgamation Agreement. The Board of Directors of the Company (the “Company Board”) by resolution approved this Agreement, the Amalgamation Agreement and the transactions contemplated hereby and thereby, including the Amalgamation, and subject to Section 5.4, recommended to the shareholders of the Company that they approve and adopt this Agreement and the Amalgamation Agreement (the “Company Board Recommendation”). The (a) execution and delivery and performance by the Company of this Agreement and the Amalgamation Agreement and (b) consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company, subject, in the case of clause (b), to the Requisite Company Vote.

Section 3.4 Enforceability This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Acquisition Sub, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (whether considered in a proceeding at equity or at law).

Section 3.5 Organizational Documents The Company has made available to Parent correct and complete copies of the memorandum of association (the “Memorandum of Association”) and bye-laws (the “Bye-Laws”) of the Company, and the memorandum of association and bye-laws or other similar Organizational Documents in effect as of the date hereof of each of the Company’s Subsidiaries (collectively, the “Company Organizational Documents”).

Section 3.6 Minute Books The Company has made available to Parent correct and complete copies of the minutes of all meetings of the shareholders, the Company Board and each committee of the Company Board held since January 1, 2011; provided, that the Company shall not be obligated to make available any minutes of meetings related to (a) other bidders in connection with any potential sale of the Company or any of its material assets or otherwise related to deliberations by the Company Board with respect to the consideration of strategic alternatives or (b) matters covered by attorney client privilege, but to the extent that such minutes relate to topics other than those covered by subsections (a) or (b) above, the Company has made available redacted copies thereof.

Section 3.7 Subsidiaries A correct and complete list of all Subsidiaries of the Company and their respective jurisdictions of organization is set forth in Section 3.7 of the Company Disclosure Letter. Except as set forth in Section 3.7 of the Company Disclosure Letter, (a) each of the Subsidiaries of the Company is wholly-owned by the Company, directly or indirectly, free and clear of any Liens and (b) the Company does not own, directly or indirectly, any share capital of, or any other securities convertible or exchangeable into or exercisable for share capital of, any Person other than the Subsidiaries of the Company.

Section 3.8 Governmental Authorizations The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity, whether domestic or foreign (each, a “Governmental Entity”), other than:

(a) the filing of the Amalgamation Application and related attachments with the Registrar;

(b) the filing with the Securities and Exchange Commission (the “SEC”) of (i) a proxy statement (the “Company Proxy Statement”) relating to the special meeting of the shareholders of the Company to be held to consider the approval and adoption of this Agreement and the Amalgamation Agreement (the “Company Shareholders Meeting”) and (ii) any other filings and reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”);

(c) compliance with the NYSE rules and regulations;

(d) the filing of the CFIUS Notice;

(e) compliance with applicable foreign competition Laws (collectively, “Foreign Competition Laws”); and

(f) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.9 Non-Contravention The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not:

(a) contravene or conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents;

(b) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries (“Company Assets”) are bound, assuming that all consents, approvals, authorizations, filings and notifications described in Section 3.8 have been obtained or made or, if not obtained or made, would not reasonably be expected to have a Company Material Adverse Effect;

(c) result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Contracts to which the Company or any of its Subsidiaries is a party or by which any Company Assets are bound (collectively, “Company Contracts”), other than as set forth in Section 3.9(c) of the Company Disclosure Letter or as would not reasonably be expected to have a Company Material Adverse Effect;

(d) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Company Contracts, other than as set forth in Section 3.9(d) of the Company Disclosure Letter or, if not obtained, would not reasonably be expected to have a Company Material Adverse Effect;

(e) give rise to any termination, cancellation, amendment, modification, early amortization event, default (including any manager default or event of default) or acceleration of indebtedness or of any rights or obligations under any Company Contracts (or event or condition that with the passage of time or giving of notice or both would give rise to any termination, cancellation, amendment, modification, early amortization event, default (including any manager default or event of default) or acceleration of indebtedness or of any rights or obligations under any Company Contracts), other than (i) as set forth in Section 3.9(e) of the Company Disclosure Letter or (ii) except with respect to any “manager default,” “event of default” or “early amortization event” under (and as defined in) any management agreement or agreement relating to the Company Indebtedness, as would not reasonably be expected to have a Company Material Adverse Effect; or

(f) cause the creation or imposition of any material Liens on any Company Assets, other than as set forth in Section 3.9(f) of the Company Disclosure Letter.

Section 3.10 Capitalization

(a) As of the date of this Agreement, the Company’s authorized share capital consists solely of 400,000,000 (four hundred million) Common Shares and 100,000,000 (one hundred million) preferred shares, par value US$0.01 per share (the “Preferred Shares”). As of January 18, 2013, (i) 20,288,359 (twenty million two hundred eighty-eight thousand three hundred fifty-nine) Common Shares were issued and outstanding, (ii) 739,453 (seven hundred thirty-nine thousand four hundred fifty-three) Common Shares were reserved under the Company’s 2010 Omnibus Equity Incentive Plan, (iii) 264,062 (two hundred sixty-four thousand sixty-two) Company Restricted Shares were outstanding and subject to vesting restrictions and (iv) no Preferred Shares were issued and outstanding. Except as set forth above, as of the date hereof, there are no shares or securities convertible into or exchangeable for shares in the share capital of the Company.

(b) All issued and outstanding Common Shares and all Common Shares that are subject to issuance, upon issuance prior to the Effective Time upon the terms and subject to the conditions specified in the instruments under which they are issuable, (i) are or will be duly authorized, validly issued, fully paid and non-assessable and (ii) are not or will not be subject to any pre-emptive rights.

(c) The Company has made available to Parent correct and complete copies of all plans, including any amendments thereto, under which Company Restricted Shares and other share-based awards have been granted (the “Company Equity Plans”). Such Company Equity Plans are set forth on Section 3.10(c) of the Company Disclosure Letter.

(d) Each issued and outstanding share in the share capital of each Subsidiary of the Company that is a corporation is duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. All non-corporate equity interests (including partnership interests and limited liability company interests) of the Company’s Subsidiaries held by the Company or any other Subsidiary have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights.

(e) There are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any Common Shares or share capital of any Subsidiary of the Company or (ii) to provide any funds to or make any investment in (A) any Subsidiary of the Company that is not wholly owned by the Company or (B) any other Person. No holder of securities in the Company or any of its Subsidiaries has any right to have such securities registered by the Company or any of its Subsidiaries.

Section 3.11 Voting

(a) The Requisite Company Vote is the only vote of the holders of any class or series of the share capital of the Company or any of its Subsidiaries necessary (under the Company Organizational Documents, the Companies Act, other applicable Laws or otherwise) to approve and adopt this Agreement, the Amalgamation Agreement, the Amalgamation and the other transactions contemplated thereby.

(b) Except as set forth in Section 3.11(b) of the Company Disclosure Letter, there are no shareholder agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party or of which the Company has Knowledge with respect to the voting of any share of the Company or any of its Subsidiaries, other than the Voting Agreement. Except as set forth in Section 3.11(b) of the Company Disclosure Letter, there are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities having the right to vote, on any matters on which shareholders of the Company may vote.

Section 3.12 SEC Reports The Company has timely filed with the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act), and has made available to Parent correct and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by the Company with the SEC since January 1, 2011 (collectively, the “Company SEC Reports”). The Company SEC Reports, as filed with or furnished to the SEC, (a) were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and other applicable Laws and (b) did not, at the time they were filed, or if amended or restated, at the time of such later amendment or restatement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading. Except as set forth in Section 3.12 of the Company Disclosure Letter, no Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, reports, schedules, statements or other documents with the SEC, any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation service. Except as set forth in Section 3.12 of the Company Disclosure Letter, as of their respective dates, or, if amended, as of the date of the last such amendment prior to the date hereof, the Company SEC Reports, as filed with or furnished to the SEC, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder.

Section 3.13 Financial Statements; Internal Controls

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included or incorporated by reference in the Company SEC Reports:

(i) complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC;

(ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes to those financial statements); and

(iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

(b) To the Knowledge of the Company, no material weaknesses exist with respect to the internal control over financial reporting of the Company that would be required to be disclosed by the Company pursuant to Item 308(a)(3) of Regulation S-K promulgated by the SEC that have not been disclosed in the Company SEC Reports as filed with or furnished to the SEC prior to the date hereof. Except as described in Section 3.13 of the Company Disclosure Letter, the Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board, (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(c) Neither the Company nor any of its Subsidiaries is a party to any joint venture, off-balance sheet partnership or any similar Contract (including any contract relating to any transaction or relationship between or among the Company and any of its

Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act), and including similar collaboration, participation or off-set arrangements or obligations).

Section 3.14 Liabilities There are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, “Liabilities”) of the Company or any of its Subsidiaries and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a Liability, other than:

(a) Liabilities disclosed in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2011 or the footnotes thereto set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

(b) Liabilities incurred on behalf of the Company in connection with the transactions contemplated by this Agreement and set forth in Section 3.14(b) of the Company Disclosure Letter;

(c) Liabilities incurred in the ordinary course of business since December 31, 2011; and

(d) Liabilities arising from contractual arrangements entered into in the ordinary course of business consistent with past practice;

provided, however, that, in the case of clauses (c) and (d) above, no such Liabilities shall have resulted or reasonably be expected to result from, arise out of, relate to, or be caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law.

Section 3.15 Absence of Certain Changes Since December 31, 2011, the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice. There has not been, with respect to either the Company or any of its Subsidiaries, (i) any action taken after the date of the most recent financial statements contained in the Company SEC Reports as filed with or furnished to the SEC prior to the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1, or (ii) since December 31, 2011, any event, occurrence, development or state of circumstances or facts that has had or would be reasonably expected to have a Company Material Adverse Effect.

Section 3.16 Litigation There are no legal actions, claims, demands, arbitrations, hearings, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings (collectively, “Legal Actions”) pending or, to the Knowledge of the Company, threatened against (a) the Company or any of its Subsidiaries or (b) any director, officer or employee of the Company or any of its Subsidiaries or other Person for whom the Company or any of its Subsidiaries may be liable, in each case other than any Legal Action involving an amount in excess of US$5,000,000 or that would otherwise interfere in any material respect with the conduct of the Company and its Subsidiaries as now being currently conducted. There are no Orders outstanding against the Company or any of its Subsidiaries other than Orders that would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.17 Material Contracts As of the date hereof, there are no material Contracts to which the Company or any of its Subsidiaries is a party (i) that are required to be described in, or filed as an exhibit to, any Company SEC Reports that are not so described or filed as required by the Securities Act or the Exchange Act, (ii) other than the Contracts listed in Section 3.17 of the Company Disclosure Letter, that contain any provisions restricting the ability of the Company or any of its Subsidiaries, or which, following the consummation of the Amalgamation, would restrict the ability of Parent or any of its Affiliates, including the Amalgamated Company and its Subsidiaries, to compete or transact in any business or with any Person or in any geographic area, or (iii) other than the Contracts listed in Section 3.17 of the Company Disclosure Letter, pursuant to which any indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred or pursuant to which the Company or any of its Subsidiaries guarantees any indebtedness of any other Person (other than the Company or any of its Subsidiaries) (except for trade payables arising in the ordinary course of business) (collectively, the “Material Contracts”). Each Material Contract is a legal, valid and binding agreement of the Company, is not in default by the Company in any material respect by its terms, has not been breached by the Company and, to the Knowledge of the Company, has not been cancelled or breached by the other party thereto.

Section 3.18 Benefit Plans Except as set forth in Section 3.18 of the Company Disclosure Letter:

(a) Section 3.18(a) of the Company Disclosure Letter contains a correct and complete list of (i) each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of Section 3(37) of ERISA and (ii) each other employee benefit plan, program, policy, practice, contract, agreement or arrangement, including, without limitation, stock purchase, stock option, severance, employment, consulting, independent contractor, change-of-control, collective bargaining, bonus, incentive, profit-sharing, deferred compensation, retirement and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not, under which (A) any past or present director, officer, employee, independent contractor or consultant of the Company has any present or future right to benefits or (B) the Company has any present or future Liabilities. All such plans, agreements, programs, policies, commitments and arrangements are collectively referred to as the “Company Benefit Plans.” All references to the “Company” in this Section 3.18 shall refer to the Company and all members of its “controlled group” within the meaning of Section 414 of the Code (which, for purposes of this Section 3.18, shall include entities under “common control” within the meaning of Section 414(c) of the Code). References to the “Company” in Section 3.18(d) hereof shall include all members of such “controlled group” within the preceding six (6) years.

(b) With respect to each Company Benefit Plan, if applicable, the Company has made available to Parent correct and complete copies of: (i) all plan texts and agreements, including any amendments thereto, and related trust agreements (or other funding vehicles); (ii) the most recent summary plan descriptions, summary of material modifications and material employee communications; (iii) the three most recent annual reports on IRS Form 5500 (including all schedules); (iv) the most recent annual audited financial statements and opinion; (v) if the plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service (the “IRS”); and (vi) all material communications with any Governmental Entity given or received within the past three (3) years.

(c) All amounts properly accrued as liabilities or expenses of any Company Benefit Plan have been properly reflected in the most recent financial statements contained in the Company SEC Reports, as filed with or furnished to the SEC, to the extent required by GAAP. Since the date of such financial statements, there has been no amendment or change in interpretation by the Company relating to any Company Benefit Plan which would materially increase the cost of or terminate such Company Benefit Plan and neither the Company nor, to the Knowledge of the Company, any other Person has made any binding commitment to effect such an amendment or change in interpretation.

(d) The Company does not maintain or contribute to, and has not within the preceding six (6) years maintained or contributed to, or had during such period the obligation to maintain or contribute to, any Company Benefit Plan subject to (i) Section 412 of the Code, (ii) Title IV of ERISA or (iii) any “multiple employer plan” within the meaning of the Code or ERISA.

(e) All non U.S. Company Benefit Plans comply, in all material respects, with applicable local Laws, and all such plans that are intended to be funded and/or book reserved are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions. As of the date hereof, there is no pending or threatened material litigation relating to any Non U.S. Company Benefit Plan.

(f) Each Company Benefit Plan has been established, operated and administered, and is in compliance in all material respects with, all applicable Laws and no audit or other proceeding by a Governmental Entity is pending, or to the Knowledge of the Company, threatened with respect to any Company Benefit Plan. Each Company Benefit Plan that requires registration with a Governmental Entity has been so registered. Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code (i) has been issued a favorable determination letter by the IRS with respect to such qualification, (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, (iii) no event has occurred since the date of such qualification or exemption that would adversely affect such qualification or exemption and (iv) to the Knowledge of the Company, there are no existing circumstances that could reasonably be expected to affect adversely the qualified status of any Company Benefit Plan.

(g) Each Company Benefit Plan which is a “group health plan” within the meaning of Section 607(1) of ERISA is in compliance in all material respects with the provisions, as amended to the date hereof, of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Health Insurance Portability and Accountability Act of 1996 and other applicable Laws.

(h) There are no: (i) Company Benefit Plans under which welfare benefits are provided to past or present employees beyond their retirement or other termination of service, other than coverage mandated by COBRA, Section 4980B of the Code, Title I of ERISA or any similar state group health plan continuation Laws, the cost of which is fully paid by such employees or their dependents; or (ii) unfunded Company Benefit Plan obligations with respect to any past or present employees of the Company that are not fairly reflected by reserves shown on the most recent financial statements contained in the Company SEC Reports as filed with or furnished to the SEC.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former employee of the Company; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code, or (v) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(l) of the Code. The Company has made available to Parent correct and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated herein.

(j) Neither the Company nor any Company Benefit Plan, nor to the Knowledge of the Company any “disqualified person” (as defined in Section 4975 of the Code) or “party in interest” (as defined in Section 3(18) of ERISA), has engaged in any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which, individually or in the aggregate, has resulted or could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries. The Company has not engaged in a transaction that would reasonably be expected to result in a material civil penalty under Sections 409 or 502(i) of ERISA. The Company is not subject to any material liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Benefit Plan. No “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred with respect to any Company Benefit Plan, nor has any event described in Sections 4062, 4063 or 4041 of ERISA occurred. There are no pending, or to the Knowledge of the Company, threatened actions, suits, disputes or claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any such Company Benefit Plan, as applicable, or otherwise involving any such Company Benefit Plan (other than routine claims for benefits).

Section 3.19 Labor Relations Except as set forth in Section 3.19 of the Company Disclosure Letter:

(a) None of the employees of the Company or its Subsidiaries is represented by a union and, to the Knowledge of the Company, no union organizing efforts have been conducted within the last three (3) years or are now being conducted. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor contract. Neither the Company nor any of its Subsidiaries currently has or has had within the last three (3) years, nor to the Knowledge of the Company, is there now threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute.

(b) Except as would not reasonably be expected, individually or in the aggregate, to result in a material liability to the Company and its Subsidiaries or otherwise interfere in any material respect with the conduct of their respective businesses as now being conducted, the Company and each of its Subsidiaries is in material compliance in all respects with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, immigration and the collection and payment of withholding and/or social security taxes. Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law within the last year which remains unsatisfied. To the Knowledge of the Company, no Governmental Entity responsible for the enforcement of labor or employment Laws intends to conduct an investigation with respect to or relating to the Company and its Subsidiaries and no such investigation is in progress and there is no pending or, to the Knowledge of the Company, threatened grievance, charge, complaint or audit by or before any Governmental Entity with respect to any current or former employees of the Company or any of its Subsidiaries, in each case, that could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.

(c) There are no proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries in any forum by or on behalf of any present or former employee of the Company or any of its Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any Law governing employment or the termination thereof, or any other discriminatory, tortious conduct on the part of the Company or any of its Subsidiaries in connection with the employment relationship, which could reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.

Section 3.20 Taxes Except as set forth in Section 3.20 of the Company Disclosure Letter:

(a) All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and filed except for Tax Returns as to which the failure to so file would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company and its Subsidiaries have fully paid all Taxes whether or not shown to be due on the Tax Returns referred to in Section 3.20(a), except for Taxes as to which the failure to pay or adequately provide for would not reasonably be expected to have a

Company Material Adverse Effect, and all material estimates of Tax required to be paid in order to avoid the imposition of any interest or penalty, and have made adequate provision (in accordance with GAAP) for any Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before the date of this Agreement.

(c) Each of the Company and its Subsidiaries has withheld and paid proper and accurate amounts of Taxes from payments made to its employees, independent contractors, creditors, shareholders and other third parties in compliance in all material respects with all withholding and similar provisions of any Tax Laws except to the extent the failure to do so would not reasonably be expected to have a Company Material Adverse Effect.

(d) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending except for such agreements or requests that would not reasonably be expected to have a Company Material Adverse Effect.

(e) No audit or other proceeding by any Governmental Entity is pending or to the Knowledge of the Company, threatened in writing with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries except for such audits and proceedings that would not reasonably be expected to have a Company Material Adverse Effect.

(f) The Company has made available to Parent complete and correct copies of all Tax Returns filed by or on behalf of the Company or any of its Subsidiaries for all taxable periods beginning on or after January 1, 2010.

(g) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Treasury Regulation § 1.6011-4(b).

(h) Neither the Company nor any of its Subsidiaries has constituted either an “expatriated entity” within the meaning of Section 7874(a)(2)(A) of the Code or a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

(i) Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or non-U.S. law), as transferee or successor, by contract or otherwise, except to the extent that such liability for Taxes would not reasonably be expected to have a Company Material Adverse Effect.

(j) No written claim has been made by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction, except for written claims not reasonably be expected to have a Company Material Adverse Effect.

(k) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section

355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. law) in the two (2) years prior to the date of this Agreement.

(l) There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due and payable or for which adequate reserves have been provided in accordance with GAAP.

(m) Neither the Company nor any of the Company Subsidiaries (i) has ever been a member of any consolidated, unitary or similar Tax group other than a group of which the Company is the common parent, (ii) has transferee or successor liability for the unpaid Taxes of any other Person, (iii) is subject to any private letter ruling of the IRS or comparable rulings of other tax authorities, (iv) has, or has had in any taxable period beginning on or after January 1, 2010, a permanent establishment in any country other than the country of its organization or the United States, or (v) has granted to any Person any power of attorney that is currently in force with respect to any Tax matter, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect.

(n) All related party transactions among any of the Company or its Subsidiaries have been at arm’s length and all necessary documentation with respect to such transactions as required under Section 482 and Section 6662 of the Code and Treasury Regulations thereunder has been maintained.

Section 3.21 Environmental Matters Except as set forth in Section 3.21 of the Company Disclosure Letter:

(a) Except for matters that that have been fully resolved more than two (2) years prior to the date of this Agreement, the Company and each of its Subsidiaries have at all times been in material compliance with:

(i) all applicable Laws relating to (A) pollution, contamination, protection of the environment or health and safety, (B) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or (C) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances (collectively, “Environmental Laws”); and

(ii) all Orders relating to Environmental Laws.

(b) To the Knowledge of the Company there are no past or present conditions, occurrences, events, circumstances, facts, activities, practices, incidents or actions:

(i) that have given rise or would reasonably be expected to give rise to any material Liabilities of the Company or any of its Subsidiaries arising under or relating to any Environmental Laws or Orders; or

(ii) that have required or would reasonably be expected to require the Company or any of its Subsidiaries to incur any material actual or potential cleanup, remediation, removal or other response costs (including the cost of coming into compliance with Environmental Laws), material investigation costs (including fees of consultants, counsel and other experts in connection with any environmental investigation, testing, audits or studies), material losses, Liabilities, payments, damages (including any actual, punitive or consequential damages (A) relating to any Environmental Laws, contractual obligations or otherwise or (B) to third parties for personal injury or property damage), civil or criminal fines or penalties, judgments or amounts paid in settlement, in each case arising out of or relating to any Environmental Laws.

(c) Except for matters that have been fully resolved more than two (2) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received from any Governmental Entity or any other Person any notice or other communication: (i) that any of them is or may be a potentially responsible Person or otherwise liable in connection with any waste disposal site or other location allegedly containing any Hazardous Substances; (ii) of any failure by any of them to comply with any Environmental Laws or the requirements of any environmental Permits; or (iii) that any of them is requested or required by any Governmental Entity to perform any investigatory or remedial activity or other action in connection with any actual or alleged release of Hazardous Substances or any other obligation under Environmental Laws.

(d) The Company has made available to Parent in the data room copies of all material environmental reports, studies, assessments, memoranda, sampling data and other environmental information in its possession relating to the Company, its Subsidiaries and their current or former properties or operations.

Section 3.22 Intellectual Property (a) Section 3.22(a) of the Company Disclosure Letter sets forth a true and complete list of all Owned Intellectual Property (as defined below) that is registered before a Governmental Entity or Internet domain name registrar, indicating for each item the applicable filing, serial, registration, or patent number, the date of the filing or registration and the jurisdiction in which the filing was made or from which the registration was issued; (b) (i) except as would not reasonably be expected to be material to the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party and (ii) no material claim has been asserted or, to the Knowledge of the Company, threatened to the Company or any Subsidiary that the conduct of the business of the Company and its Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party; (c) the Company or a Subsidiary owns or is duly licensed to use or otherwise has the right to use all material Intellectual Property as currently used in the operation of its respective business, in accordance with the terms of any license agreement governing such Intellectual Property; (d) none of the Intellectual Property owned by the Company or a Subsidiary (the “Owned Intellectual Property”) and material to the conduct of the business of the Company and its Subsidiaries as currently being conducted has been adjudged invalid or unenforceable in whole or in part and, to the

Knowledge of the Company, the Owned Intellectual Property is valid and enforceable; (e) the Owned Intellectual Property is exclusively owned by the Company or a Subsidiary free and clear of all Liens, except for such Liens (i) that are set forth on Section 3.22(e) of the Company Disclosure Letter or (ii) as would not reasonably be expected to have a Company Material Adverse Effect; (f) to the Knowledge of the Company, as of the date hereof, no person is engaging in any activity that infringes upon the Owned Intellectual Property in any material respect; (g) Section 3.22(g) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material Contracts to which the Company or a Subsidiary is a party and pursuant to which (i) the Company or a Subsidiary grants any third Person the right to use any Owned Intellectual Property or (ii) any third Person grants the Company or a Subsidiary the right to use Intellectual Property owned by such third Person (other than licenses for commercially available software that has not been modified or customized for the Company or a Subsidiary in any material respect) (collectively, the “IP Contracts”); (h) to the Knowledge of the Company, each license of Intellectual Property licensed to the Company or a Subsidiary pursuant to an IP Contract (the “Licensed Intellectual Property”) is valid and enforceable, is binding on all parties to such license, and is in full force and effect; (i) to the Knowledge of the Company, as of the date hereof, no party to any license of the Licensed Intellectual Property is in breach thereof or default thereunder in any material respect; (j) to the Knowledge of the Company, the Company’s and its Subsidiaries’ IT Assets (as defined below) operate and perform in all material respects in accordance with their documentation and functional specifications and have not materially malfunctioned in a manner that resulted in a material disruption to the conduct of the business within the past two (2) years; (k) to the Knowledge of the Company, any software included in the IT Assets does not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” “viruses” (as such terms are commonly understood in the software industry) or other code or devices designed or intended to (i) enable or assist any Person to access without authorization such software, or (ii) otherwise materially adversely affect the functionality of such software, except as disclosed in their respective documentation; (l) except as would not reasonably be expected to be material to the Company, each of the Company and its Subsidiaries have complied with all applicable Laws and their own rules, policies, and procedures, in each case relating to privacy, data protection, and the collection and use of personal information collected and used, or held for use, by the Company or its Subsidiaries in the conduct of its business as currently conducted; and (m) to the Knowledge of the Company, there has not been any unauthorized use or disclosure of or access to any such personal information or any material Trade Secret (as defined below) owned by the Company or a Subsidiary. For purposes of this Agreement, “Intellectual Property” means all intellectual property and related proprietary rights in any jurisdiction, whether registered or unregistered, including such rights in (i) patents (including all reissues, divisionals, continuations, continuations-in-part, re-examinations and extensions thereof) patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers, any goodwill associated therewith, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, (iv) computer software, and (v) trade secrets under applicable Law, including confidential proprietary information, inventions and know-how (“Trade Secrets”). For purposes of this Agreement, “IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines, and all other computer or information technology equipment used by the Company or its Subsidiaries in the conduct of their business as currently conducted.

Section 3.23 Real Property; Personal Property

(a) The Company and its Subsidiaries do not own any real property.

(b) Neither the Company’s nor any of its Subsidiaries’ leasehold interest in any real property is subject to any Lien, except for such Liens as are set forth on Section 3.23(b) of the Company Disclosure Letter or as would not reasonably be expected to have a Company Material Adverse Effect.

(c) Each of the material leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Real Property Leases”) is valid, binding and in full force and effect, and no termination event or condition or uncured default on the part of the Company or any such Subsidiary or, to the Knowledge of the Company, on the part of any other party, exists under any Real Property Lease, except as would not reasonably be expected to have a Company Material Adverse Effect.

(d) Neither the Company nor any of its Subsidiaries has made any material changes or alterations to any real property that is subject to a Real Property Lease, and there are no conditions currently existing at such property that would reasonably be expected to result in any material obligation to the Company or any of its Subsidiaries under any Real Property Lease at the time of the termination of such lease or sublease.

(e) The Company and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all personal Company Assets owned, used or held for use by them and such Company Assets are in serviceable condition, except as would not reasonably be expected to materially impair the continued use and operation of such personal Company Assets in the business of the Company and its Subsidiaries as now being conducted. Neither the Company’s nor any of its Subsidiaries’ ownership of or leasehold interest in any such personal Company Assets is subject to any Liens, except for Liens that would not reasonably be expected to materially impair the continued use and operation of such personal Company Assets to which such a Lien relates in the business of the Company and its Subsidiaries as now being conducted. To the Knowledge of the Company, no Company Asset is on lease or on sublease to a Sanctioned Person or is located, operated or used in a sanctioned country unless it is used pursuant to a license granted by the Office of Foreign Assets Control of the US Department of the Treasury (“OFAC”).

Section 3.24 Permits; Compliance with Laws

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals and other permits of any Governmental Entity (“Permits”) necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Company Permits”), and all such Company Permits are in full force and effect. Except as would not reasonably be expected, individually or in the aggregate, to result in a material liability to the Company and its Subsidiaries or otherwise interfere in any material respect with the conduct of their respective businesses as now being conducted, no suspension or cancellation of any of the Company Permits is pending or threatened, and no such suspension or cancellation will result from the transactions contemplated by this Agreement.

(b) Except as would not reasonably be expected, individually or in the aggregate, to result in a material liability to the Company and its Subsidiaries or otherwise interfere in any material respect with the conduct of their respective businesses as now being conducted, neither the Company nor any of its Subsidiaries is, or has been since January 1, 2011, in conflict with, or in default or violation of, (i) any Laws applicable to the Company or such Subsidiary or by which any of the Company Assets is bound or (ii) any Company Permits.

(c) None of the Company, any of its Affiliates or, to the Knowledge of the Company, any of their respective directors, officers, employees, consultants, sales representatives, distributors, agents or any other Person acting for or on behalf of the Company or any of its Affiliates, has (i) used any funds for unlawful contributions, gifts, bribes, rebates, payoffs, influence payments, kickbacks, entertainment or other unlawful payments relating to political activity or (ii) violated any applicable money laundering or anti-terrorism Law. The Company and its Affiliates and, to the Knowledge of the Company, their respective directors, officers, employees and, to the Knowledge of the Company, consultants, sales representatives, distributors, agents and business partners have complied at all times, and are in compliance, with all applicable U.S. and non-U.S. anti-corruption laws with respect to the Company, including, but not limited to, the U.S. Foreign Corrupt Practices Act, as amended (15 U.S.C. §§ 78dd-1 et seq.). In this regard, the Company and its Affiliates and, to the Knowledge of the Company, their respective directors, officers, employees, consultants, sales representatives, business partners, distributors, agents or any other Person acting for or on behalf of the Company or any of its Affiliates, have not given, offered, agreed or promised to give, or authorized the giving directly or indirectly, of any money or other thing of value to anyone as an inducement or reward for favorable action or forbearance from action or the exercise of influence.

(d) Since September 1, 2007, none of the Company or its Subsidiaries has intentionally or, to the Knowledge of the Company, otherwise violated the Arms Export Control Act (22 U.S.C. § 2778), the International Traffic in Arms Regulation (22 C.F.R. §§ 120 et seq.), the Export Administration Regulations (15 C.F.R. §§ 730 et seq.), the International Emergency Economic Powers Act, all Laws and Orders promulgated under the authority of such statutes, and all Laws and Orders that are administered by OFAC (collectively, the “Export Control Laws”). Since September 1, 2007, none of the Company or any of its Subsidiaries has received any written or, to the Knowledge of the Company, other communication that alleges that the Company or any of its Subsidiaries is not, or may not be, in compliance with, or has or may have, any liability under, the Export Control Laws.

Section 3.25 Insurance The Company and its Subsidiaries maintain, and have maintained without interruption, policies or binders of insurance covering risks and events and in amounts adequate for their respective businesses and operations and customary in the industry in which they operate, and as of the date of this Agreement, the Company and its Subsidiaries have not reached or exceeded their policy limits for any such insurance policies in effect at any time since January 1, 2011. As of the date of this Agreement, there is no claim pending under any of Company’s or its Subsidiaries’ insurance policies as to which coverage has been questioned, denied or disputed, in whole or in part, by the underwriters of such policies. Section 3.25 of the Company Disclosure Letter sets forth a true and complete list of all current material insurance policies under which the Company or any of its Subsidiaries is an insured or is otherwise the principal beneficiary of such coverage.

Section 3.26 Takeover Statutes To the Knowledge of the Company, as of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other anti-takeover statute or regulation (collectively, “Takeover Statutes”) would reasonably be expected to restrict or prohibit this Agreement, the Amalgamation Agreement, the Amalgamation or the other transactions contemplated hereby and thereby by reason of it being a party to this Agreement and the Amalgamation Agreement, performing its obligations hereunder and thereunder and consummating the Amalgamation and the other transactions contemplated hereby and thereby.

Section 3.27 Interested Party Transactions (i) Since January 1, 2011, the Company has not entered into any Contract under which the Company or any of its Subsidiaries has incurred any Liability or has any future Liability between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any person (other than the Company or its Subsidiaries) which owns of record or beneficially any equity interest in any Subsidiary of the Company and (ii) since March 24, 2010, the Company has not entered into any transaction, or series of similar transactions or entered into any Contracts, nor are there any currently proposed transactions, or series of similar transactions or Contracts to which the Company or any of its Subsidiaries was or, in the case of a proposed transaction, is to be a party, that would be required to be but has not been, disclosed under Item 404 of Regulation S-K of the SEC. For purposes of this Agreement, the transactions contemplated by clauses (i) and (ii) of the preceding sentence are referred to collectively as “Related Party Transactions.”

Section 3.28 Opinion of Financial Advisor On or prior to the date of this Agreement, the Company Board has received the opinion of each of Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the “Financial Advisors”) to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Transaction Consideration to be received by the shareholders of the Company, other than Parent or its Affiliates, in the Amalgamation is fair, from a financial point of view, to such shareholders, and no such opinion has been withdrawn, revoked or modified. The Company has obtained the authorization of each of the Financial Advisors to include a copy of such Financial Advisor’s opinion in the Company Proxy Statement.

Section 3.29 Brokers and Finders No broker, finder or investment banker (other than the Financial Advisors, a true and complete copy of whose engagement letters have been furnished to Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the Amalgamation or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.30 Relationships with Customers. The Company has not received any written (or, to the Knowledge of the Company, other) notice that any customer of the Company listed on Annex II intends to cancel, terminate or otherwise modify or not renew its relationship with the Company or any of its Subsidiaries, and to the Knowledge of the Company, no such action has been threatened in a manner inconsistent with the historical experience of the Company or any of its Subsidiaries, which, in either case, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 3.31 Borrowing Base. All assets (including containers and generator sets) constituting any part of the borrowing base under any agreement relating to the Company Indebtedness (other than the Term Loan) meets the eligibility requirements for inclusion in such borrowing base.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent and Acquisition Sub represent and warrant to the Company that:

Section 4.1 Organization and Power Each of Parent and Acquisition Sub is a corporation or exempted company duly organized, validly existing and in good standing (if and to the extent such term is so recognized in the relevant jurisdiction) under the Laws of its jurisdiction of organization. Each of Parent and Acquisition Sub has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 4.2 Corporate Authorization Each of Parent and Acquisition Sub has all necessary corporate power and authority to enter into this Agreement and the Amalgamation Agreement and to consummate the transactions contemplated by this Agreement and the Amalgamation Agreement. The Board of Directors of Parent has adopted resolutions approving this Agreement and the Amalgamation Agreement and the transactions contemplated by this Agreement and the Amalgamation Agreement. The Board of Directors of, and the shareholder(s) of, Acquisition Sub have adopted resolutions approving and declaring advisable this Agreement and the Amalgamation Agreement and the transactions contemplated by this Agreement and the Amalgamation Agreement. The execution and delivery and performance of this Agreement and the Amalgamation Agreement by each of Parent and Acquisition Sub and the consummation by each of Parent and Acquisition Sub of the transactions contemplated by this Agreement and the Amalgamation Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent and Acquisition Sub.

Section 4.3 Enforceability This Agreement has been duly executed and delivered by each of Parent and Acquisition Sub and constitutes a legal, valid and binding agreement of each of Parent and Acquisition Sub, enforceable against each of them in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (whether considered in a proceeding at equity or at law).

Section 4.4 Governmental Authorizations The execution, delivery and performance of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity, other than:

(a) the filing of the Amalgamation Application and related attachments with the Registrar;

(b) the filing with the SEC of any filings or reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Exchange Act or the Securities Act;

(c) the filing of the CFIUS Notice;

(d) compliance with the Foreign Competition Laws; and

(e) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5 Non-Contravention The execution, delivery and performance of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement do not and will not:

(a) contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of Parent, as in effect on the date of this Agreement;

(b) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to Parent or any of its Subsidiaries or by which any assets of Parent or any of its Subsidiaries (“Parent Assets”) are bound, assuming that all consents, approvals, authorizations, filings and notifications described in Section 4.4 have been obtained or made or, if not obtained or made, would not reasonably be expected to have a Parent Material Adverse Effect;

(c) result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Contracts to which Parent or any of its Subsidiaries is a party or by which any Parent Assets are bound (collectively, “Parent Contracts”), other than as would not reasonably be expected to have a Parent Material Adverse Effect; or

(d) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Parent Contracts, other than those that, if not obtained, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.6 Interim Operations of Acquisition Sub Acquisition Sub was incorporated solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

Section 4.7 Capital Resources Parent and Acquisition Sub will have, immediately prior to the Effective Time, cash sufficient to enable Parent and Acquisition Sub to consummate the Amalgamation on the terms contemplated by this Agreement, and to make all payments contemplated by this Agreement, including payment of (a) the Transaction Consideration and (b) all fees and expenses in connection with the Amalgamation and the other transactions contemplated hereby.

Section 4.8 Solvency To the Knowledge of Parent based on information available as of the date of this Agreement, on and as of the Closing Date and after giving effect to the Amalgamation, assuming satisfaction of the conditions to Parent’s obligation to consummate the Amalgamation, or waiver of such conditions, the accuracy of the representations and warranties set forth in Article III and the performance by the Company of its obligations thereunder, the Amalgamated Company and its Subsidiaries, on a consolidated basis, will not: (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value (determined on a going concern basis) of its assets is less than the amount required to pay its probable liability on its existing debts as they mature); (b) have incurred debts beyond its ability to pay them as they become due; or (c) be engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital with which to conduct its business. Furthermore, no transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent, Acquisition Sub, the Company or its Subsidiaries.

Section 4.9 Absence of Litigation As of the date of this Agreement, there is no Legal Action pending or, to the Knowledge of Parent, threatened, against Parent or any of its Affiliates before any Governmental Entity that would or seeks to materially delay or prevent the consummation of the Amalgamation or the transactions contemplated thereby. As of the date of this Agreement, neither Parent nor any of its Affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of Parent, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity that would or seeks to materially delay or prevent the consummation of any of the transactions contemplated hereby.

Section 4.10 Brokers The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Acquisition Sub.

Section 4.11 Limited Guaranty Concurrently with the execution of this Agreement, Parent has caused the Guarantor to deliver to the Company the duly executed Limited Guaranty. The Limited Guaranty is in full force and effect and constitutes a legal, valid and binding obligation of the Guarantor, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Limited Guaranty.

Section 4.12 Financing Parent has delivered to the Company a true and complete copy of (i) the Equity Commitment Letter, pursuant to which, upon the terms and subject to the conditions set forth therein, OTPP has committed to provide the financing in the amount set forth therein (the “Equity Financing”) and (ii) the Debt Commitment Letter, pursuant to which, upon the terms and subject to the conditions set forth therein, Wells Fargo Bank, National Association has committed to provide financing up to the aggregate amount set forth therein for the purposes set forth in the Debt Commitment Letter (the “Debt Financing”). Assuming the accuracy of the representations and warranties set forth in Article III and the performance by the Company of its obligations under this Agreement, the aggregate proceeds to be disbursed pursuant to the agreements contemplated by Equity Commitment Letter and the Debt Commitment Letter and together with available cash, cash equivalents and marketable securities of the Company, in the aggregate, will be sufficient to (i) fund the payment of the aggregate Transaction Consideration in respect of the Common Shares, (ii) pay any and all fees and expenses required to be paid by Parent and Acquisition Sub in connection with the Amalgamation and the Equity Financing and (iii) satisfy all of the other payment obligations of Parent and Acquisition Sub contemplated hereunder. As of the date of this Agreement, each of the Equity Commitment Letter and the Debt Commitment Letter is in full force and effect and, to the knowledge of Parent and Acquisition Sub, is a legal, valid and binding obligation of each of the parties thereto, in each case, except as enforcement thereof may be limited by (A) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (B) the exercise by courts of equity powers. Neither the Equity Commitment Letter nor the Debt Commitment Letter has been amended, supplemented or otherwise modified prior to the date of this Agreement, and the commitment contained in the Equity Commitment Letter or the Debt Commitment Letter, as applicable, has not, prior to the date of this Agreement, been withdrawn, terminated or rescinded in any respect. There are no other agreements, side letters or arrangements relating to the Equity Commitment Letter or the Debt Commitment Letter that could affect the availability or aggregate amount of the Equity Financing or the Debt Financing, as applicable. The Equity Commitment Letter does not violate the fund documents of OTPP and OTPP has the ability to make capital calls sufficient to satisfy its obligations under the Equity Commitment Letter. As of the date of this Agreement, there are no conditions precedent or other contingencies related to the funding of the full amount under the Equity Financing or the Debt Financing, other than as set forth in or contemplated by the Equity Commitment Letter or the Debt Commitment Letter, as applicable. No event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Parent or Acquisition Sub under the Equity Commitment Letter or the Debt Commitment Letter. Assuming the satisfaction of the conditions to Acquisition Sub’s obligation to consummate the Amalgamation and performance by the Company of its obligations under this Agreement, as of the date of this Agreement, neither Parent nor Acquisition Sub has any reason to believe that any of the conditions to the Equity Financing contemplated by the Equity Commitment Letter or the Debt Financing contemplated by the Debt Commitment Letter will not be satisfied or that the Equity Financing or the Debt Financing will not otherwise be made available to Parent or Acquisition Sub on the Closing Date to the extent necessary.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business of the Company Except as contemplated by this Agreement, without the prior written consent of Parent, the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its operations only in the ordinary course of business consistent with past practice and (y) use its commercially reasonable efforts to maintain and preserve intact its business organization, to retain the services of its current officers and key employees, and to preserve the good will of its customers, suppliers and other Persons with whom it has business relationships, except for relationships the Company determines not to preserve in accordance with prudent business judgment (provided that the Company shall consult with Parent prior to making any such determination regarding any customer listed on Annex II). Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or set forth in Section 5.1 of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to take any of the following actions, without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed:

(a) Organization Documents. Amend the Memorandum of Association or the Bye-Laws (whether by merger, amalgamation, consolidation or otherwise);

(b) Dividends. Make, declare or pay any dividend or distribution (whether in cash, shares or property) on any shares in the capital of the Company, other than (i) the Company’s regularly scheduled quarterly dividend on the Common Shares in an amount not to exceed US$0.31 per Common Share with respect to the quarter ending March 31, 2013, and (ii) dividends by wholly-owned Subsidiaries of the Company organized in the United States to other Subsidiaries so organized or to the Company;

(c) Share Capital. (i) Adjust, subdivide, consolidate or reclassify its share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares or that of its Subsidiaries, (ii) redeem, purchase or otherwise acquire, or offer to purchase, redeem or otherwise acquire, directly or indirectly, any shares or any securities convertible or exchangeable into or exercisable for any shares, (iii) grant any Person any right or option to acquire any shares, (iv) issue, deliver or sell any additional shares or any securities convertible or exchangeable into or exercisable for any shares or such securities (other than pursuant to the vesting of Company Restricted Shares outstanding as of the date of this Agreement and in accordance with the terms of such Company Restricted Shares as of the date of this Agreement) or (v) enter into any Contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of its share capital, except, in the case of each of clauses (i) through (iv), as permitted under Section 5.1(c);

(d) Compensation and Benefits. (i) Increase the compensation or benefits payable or to become payable to any of its directors, officers, consultants, independent contractors or employees, except for the payment of cash bonuses for calendar year 2012 in the ordinary course consistent with past practice and in an amount and on terms that have been subject to the prior review and approval by Parent, (ii) grant any severance or termination pay to any of its directors, officers or employees (except pursuant to existing agreements, plans or policies consistent with past practice), (iii) grant any equity awards to or enter into any new employment or severance agreement with any of its directors, officers, consultants, independent contractors or employees or (iv) become a party to, establish, adopt, enter into, amend, terminate or take any action to accelerate rights under any Company Benefit Plans, except in each case (A) to the extent required by applicable Laws, (B) for increases in salary, wages and benefits of employees who are not officers in the ordinary course of business consistent with past practice that do not exceed 5% individually or 3% in the aggregate, or (C) in conjunction with new hires, promotions or other changes in job status in the ordinary course of business consistent with past practice;

(e) Employees. Hire, terminate (or take any actions that constitute “good reason” in respect of employees whose agreements with the Company contain such a concept) or reassign any employees other than (i) the hiring, termination or reassignment of non-officer employees in the ordinary course of business consistent with past practice or (ii) the termination of employees for cause;

(f) Labor. Enter into, renegotiate or modify any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(g) Acquisitions. Acquire, by merger, amalgamation, consolidation, acquisition of equity interests or assets, or otherwise, any business or any corporation, partnership, limited liability company, joint venture or other Person or division thereof, or any substantial portion thereof, except for (i) transactions between the Company and any wholly-owned Subsidiary of the Company or transactions between any such wholly-owned Subsidiaries and (ii) capital expenditures permitted by Section 5.1(p);

(h) Dispositions. Sell, lease, license, transfer, pledge, encumber, grant, abandon, let lapse or dispose of any Company Assets, including the share capital of Subsidiaries of the Company (collectively, a “Disposition”), other than (i) the sale or lease of inventory in the ordinary course of business consistent with past practice, (ii) the disposition of used or excess equipment in the ordinary course of business consistent with past practice, or (iii) dispositions of other assets utilized in the operations of the Company or its Subsidiaries not in excess of US$5,000,000 as measured by book value (so long as the asset is sold for at least fair market value, but if sold for less than fair market value, then as measured by fair market value), in the aggregate; provided, however, that no Disposition shall be permitted if it would result in (i) an

“event of default” or an “early amortization event” under (and as defined in) any agreement relating to the Company Indebtedness or (ii) if applicable, the amounts outstanding under any agreement relating to the Company Indebtedness (other than the Term Loan) to exceed the borrowing base (or any similar concept limiting the incurrence of indebtedness under any such agreement), unless the proceeds from such Disposition will be and are used within the time periods required under any such agreement to prepay amounts outstanding under such agreement and, as a result, the amounts outstanding under such agreement would be less than the applicable borrowing base (or any similar concept limiting the incurrence of indebtedness under any such an agreement);

(i) Contracts. (i) Enter into or materially modify any Material Contract or IP Contract, other than in the ordinary course of business consistent with past practice or as permitted under another subsection of this Section 5.1, (ii) enter into any Contract that would limit or otherwise restrict the Company or any of its Subsidiaries or any of their successors, or that would, after the Effective Time, limit or otherwise restrict Parent or any of its Subsidiaries or any of their successors, from engaging or competing in any line of business, in any geographic area or with any Person in any material respect, (iii) enter into or modify any Contract constituting or relating to a Related Party Transaction or (iv) terminate, cancel or request any material change in any Material Contract other than in the ordinary course of business consistent with past practice;

(j) Indebtedness; Guarantees. Incur, assume, guarantee or prepay any indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries (other than in connection with the Debt Financing), or enter into any “keep well” or other agreement to maintain any financial condition of another Person, other than (i) trade payables and other trade debt and (ii) indebtedness incurred since the date of this Agreement under the Company’s or any of its Subsidiaries’ existing credit facilities (net of any repayments under such facilities) in the ordinary course of business consistent with prior practice;

(k) Loans. (i) Make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) to any Subsidiaries of the Company or (B) in the ordinary course of business consistent with past practice, or (ii) make or forgive any loans (other than routine travel allowances issued in the ordinary course of business) to its directors, officers, employees or consultants;

(l) Accounting. Change its accounting policies or procedures, other than as required by changes in GAAP or Regulation S-X of the SEC;

(m) Tax. Amend any material Tax Return, settle or compromise any audit or claim relating to a material amount of Taxes, make or change any material election relating to Taxes or change its Tax accounting methods, principles or practices, except as required by applicable Tax Laws, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or surrender any claim for a refund of Taxes;

(n) Legal Actions. Except for claims and litigation with respect to which an insurer (but neither the Company nor any of its Subsidiaries) has the right to control the decision to settle, settle any Legal Action, in each case made or pending against the Company or any of its Subsidiaries, or any of their officers and directors in their capacities as such, other than the settlement of Legal Actions which, in any event (i) are solely for monetary damages for an amount not to exceed US$2,000,000 in the aggregate and/or additions or modifications to public disclosures or (ii) would not be reasonably expected to prohibit or restrict the Company and its Subsidiaries from operating their business in substantially the same manner as operated on the date of this Agreement; provided, however, that the Company shall (1) promptly notify Parent of the institution of any shareholder litigation against the Company or any of its directors relating to this Agreement, the Amalgamation or the transactions contemplated by this Agreement, (2) keep Parent fully informed on a reasonably current basis regarding all material developments in any such shareholder litigation, (3) provide Parent the opportunity to consult with the Company regarding the defense or settlement of any such shareholder litigation, and (4) give due consideration to Parent’s advice with respect to such shareholder litigation;

(o) Insurance. Fail to use reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(p) Expected Capital Expenditure Payments. Make capital expenditure payments in excess of the amounts set forth on Section 5.1(p) of the Company Disclosure Letter, it being understood that unused amounts may be carried over to subsequent months;

(q) Waivers of Rights. Cancel any material indebtedness or waive any claims or rights of substantial value, in each case other than in the ordinary course of business; or

(r) OFAC Sanctions. Take any action in contravention of the sanctions administered by OFAC and all applicable regulations issued pursuant thereto.

(s) Related Actions. Agree to do any of the foregoing.

Section 5.2 Other Actions Parent and the Company shall not, and shall not permit any of their respective Subsidiaries or Affiliates to, take any action that could reasonably be expected to result in any of the conditions to the Amalgamation set forth in Article VI of this Agreement not being satisfied or satisfaction of those conditions being materially delayed, except, in the case of the Company, to the extent its Board of Directors withdraws, modifies or amends the Company Board Recommendation, in accordance with Section 5.4(d)(iii).

Section 5.3 Access to Information; Confidentiality

(a) The Company shall, and shall cause its Subsidiaries, to: (i) provide to Parent and its Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, books and records of the Company and its Subsidiaries; and (ii) furnish promptly such information concerning the Company and its Subsidiaries as Parent or its Representatives may reasonably request. No investigation conducted under this Section 5.3(a), however, will affect or be deemed to modify any representation or warranty made in this Agreement.

(b) Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated September 21, 2012 (the “Confidentiality Agreement”), between OTPP and the Company with respect to the information disclosed under this Section 5.3.

(c) Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of the Company and its Subsidiaries.

Section 5.4 No Solicitation

(a) From the date of this Agreement until the Effective Time, except as specifically permitted in Section 5.4(d), the Company shall not, and shall cause each of its Subsidiaries not to, and shall direct its Representatives not to, directly or indirectly:

(i) solicit, initiate or knowingly encourage or take any other action to knowingly facilitate the submission of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal;

(ii) engage in discussions or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to, any Person that has made or indicated an intention to make a proposal that constitutes or is reasonably likely to lead to a Takeover Proposal;

(iii) withdraw, modify or amend the Company Board Recommendation in any manner adverse to Parent;

(iv) approve, endorse or recommend any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal; or

(v) enter into any agreement in principle, arrangement, understanding or Contract relating to a proposal that constitutes or is reasonably likely to lead to a Takeover Proposal.

(b) The Company shall, and shall cause each of its Subsidiaries to, and shall direct its Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person that has made or indicated an intention to make a proposal that constitutes or is reasonably likely to lead to a Takeover Proposal and to request the prompt return or destruction of any confidential information provided to any such Person prior to the date hereof. The Company shall promptly inform its Representatives of the Company’s obligations under this Section 5.4.

(c) The Company shall notify Parent, orally and in writing, promptly (and no later than within 24 hours) upon receipt of (i) any Takeover Proposal or indication by any Person considering making any Takeover Proposal or (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to a Takeover Proposal. The Company shall provide Parent promptly with the identity of such Person and a description of the material terms and conditions of such Takeover Proposal, indication or request. The Company shall keep Parent reasonably informed on a prompt basis of the status of any such Takeover Proposal (including any material developments or material changes thereto), indication or request, and any related communications to or by the Company or its Representatives.

(d) Subject to the Company’s compliance with the provisions of this Section 5.4, the Company and its Representatives and the Company Board shall be permitted to, at any time prior to obtaining the Requisite Company Vote, in response to a bona fide written Takeover Proposal not solicited in violation of this Section 5.4:

(i) engage in discussions or negotiations with the Person who has made such Takeover Proposal (and its Representatives) regarding such Takeover Proposal, if the Company Board determines (x) in good faith, after consultation with its financial advisor and outside counsel, that such Takeover Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (y) after consultation with its outside counsel, that engaging in such discussions or negotiations is necessary in order for the Company Board to comply with its fiduciary duties under applicable Law;

(ii) furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to the Person who has made such Takeover Proposal (and its Representatives), if the Company Board determines (x) in good faith, after consultation with its financial advisor and outside counsel, that such Takeover Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal and (y) after consultation with its outside counsel, that such action is necessary in order for the Company Board to comply with its fiduciary duties under applicable Law, but only so long as the Company has caused such Person to enter into a confidentiality agreement (negotiations and discussions with respect to which are expressly permitted following the requisite Company Board determination) with the Company on terms and conditions not materially less favorable to the Company than the Confidentiality Agreement, provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person; or

(iii) (1) withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent (an “Adverse Recommendation Change”), (2) approve, endorse or recommend such Takeover Proposal, or (3) cause or permit the Company to terminate this Agreement pursuant to Section 7.4(a) solely in order to concurrently enter into an agreement regarding a Superior

Proposal, if (A) the Company receives from the Person submitting such Takeover Proposal an executed confidentiality agreement (which the Company may negotiate with the Person during the four (4) Business Day notice period) in a customary form that is no less favorable to the Company than the Confidentiality Agreement and (B) the Company Board determines (x) in good faith, after consultation with its financial advisor and outside counsel, that such Takeover Proposal constitutes a Superior Proposal and (y) after consultation with outside legal counsel, that such action is necessary in order for the Company Board to comply with its fiduciary duties under applicable Law; provided, however, that the Company Board shall not make an Adverse Recommendation Change or approve, endorse or recommend such Takeover Proposal, and the Company may not terminate this Agreement pursuant to clause (3) above, until (I) after the fourth (4th) Business Day following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board and, if applicable, a statement that the Company Board intends to terminate this Agreement pursuant to Section 7.4(a) (it being understood and agreed that any amendment to the financial terms of such Superior Proposal shall require a new Notice of Superior Proposal and a new four (4) Business Day period), (II) during such four (4) Business Day period following Parent’s receipt of a Notice of Superior Proposal, in determining whether to make an Adverse Recommendation Change, to endorse or recommend such Takeover Proposal or to cause or permit the Company to so terminate this Agreement, (A) the Company shall have offered to negotiate with (and, if accepted, negotiated with) Parent in making such commercially reasonable adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the Amalgamation and the other transactions contemplated by this Agreement, and (B) the Company Board shall have determined, after considering the results of such negotiations and the revised proposals made by Parent, if any, that the Superior Proposal giving rise to such Notice of Superior Proposal continues to be a Superior Proposal, and (III) payment of the Company Termination Fee.

Notwithstanding the foregoing, the Company Board shall be permitted to (i) disclose to the shareholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act and (ii) make such other public disclosure if it determines, after consultation with outside legal counsel, that such action is necessary in order for the Company Board to comply with its fiduciary duties under applicable Laws, it being understood, however, that this clause (ii) shall not be deemed to permit the Company Board to make an Adverse Recommendation Change or take any of the actions referred to in clause (iii) of Section 5.4(d), except to the extent permitted by this Section 5.4(d).

Section 5.5 Notices of Certain Events

(a) The Company shall notify Parent promptly of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement, (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) any material Legal Actions threatened or commenced against or otherwise affecting the Company or any of its Subsidiaries that are related to the transactions contemplated by the Agreement or (iv) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause any breach of its obligations under this Agreement or a default (including any manager default or event of default) under any management agreement or agreement relating to the Company Indebtedness.

(b) Parent shall notify the Company promptly of (i) any communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement, (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement or (iii) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause any breach of the obligations of Parent or Acquisition Sub under this Agreement.

(c) Each of the Company, on the one hand, and Parent and Acquisition Sub, on the other, shall promptly (and in any event within four (4) Business Days after becoming aware of any such breach) notify the other party in writing if it believes that such party has breached any representation, warranty, covenant or agreement contained in this Agreement that would reasonably be expected to, individually or in the aggregate, result in a failure of a condition set forth in Section 6.2 or Section 6.3 if continuing on the Closing Date.

Section 5.6 Company Proxy Statement

(a) As promptly as practicable, and in any event no later than ten (10) Business Days, following the date of this Agreement, the Company shall, in consultation with Parent, prepare a draft of the Company Proxy Statement. Parent shall provide the Company with any information that may be required in connection with the preparation and filing of the Company Proxy Statement. The Company shall provide Parent with a reasonable opportunity to review and comment on such draft, and the Company shall file the Company Proxy Statement with the SEC.

(b) The Company hereby covenants and agrees that none of the information included or incorporated by reference in the Company Proxy Statement will, at the date it is first mailed to the shareholders of the Company or at the time of the Company Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no covenant is made by the Company with respect to statements made or incorporated by reference therein to the extent based on information supplied by Parent or Acquisition Sub or any Affiliate of Parent or Acquisition Sub in connection with the preparation of the Company Proxy Statement for inclusion or incorporation by reference therein. Parent and Acquisition Sub hereby covenant and agree that none of the information supplied by Parent or Acquisition Sub or any Affiliate of Parent or Acquisition Sub for inclusion or incorporation by reference in the Company Proxy Statement will, at the date it is first mailed to the shareholders of the Company or at the time of the Company Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no covenant is made by either Parent or Acquisition Sub with respect to statements made or incorporated by reference therein to the extent based on information supplied by the Company or any Affiliate of the Company in connection with the preparation of the Company Proxy Statement for inclusion or incorporation by reference therein.

(c) The Company shall use reasonable best efforts to (i) respond to any comments on the Company Proxy Statement or requests for additional information from the SEC as promptly as practicable after receipt of any such comments or requests and (ii) cause the Company Proxy Statement to be mailed to the shareholders of the Company as promptly as practicable following the date of this Agreement. The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to responding to any such comments or requests or the filing or mailing of the Company Proxy Statement, the Company (x) shall consult with Parent regarding, and provide Parent with a reasonable opportunity to review and comment on, any drafts of the Company Proxy Statement and related correspondence and filings and (y) shall consider for inclusion in such drafts, correspondence and filings all comments reasonably proposed by Parent.

(d) Subject to Section 5.4, the Company Proxy Statement shall include the Company Board Recommendation unless the Company Board has withdrawn, modified or amended the Company Board Recommendation in accordance with Section 5.4(d)(iii).

Section 5.7 Company Shareholders Meeting Subject to Section 5.4, the Company shall call and hold the Company Shareholders Meeting as promptly as practicable following the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement and the Amalgamation Agreement; provided, however, that without the prior written consent of Parent, the Company Shareholders Meeting shall not be held later than 30 Business Days after the clearance of the Company Proxy Statement by the SEC. Subject to Section 5.4, the Company shall (a) use its reasonable best efforts to solicit or cause to be solicited from its shareholders proxies in favor of the approval and adoption of this Agreement and the Amalgamation Agreement and (b) take all other action necessary or advisable to secure the Requisite Company Vote.

Section 5.8 Employees; Benefit Plans

(a) For a period of one year following the Closing Date (the “Continuation Period”) Parent shall cause the Amalgamated Company to provide employees of the Company and its Subsidiaries as of the Effective Time (“Employees”) with compensation and benefits (other than equity compensation) that are no less favorable in the aggregate than those provided under the Company’s compensation and benefit plans, programs, policies, practices and arrangements in effect at the Effective Time; provided, however, that during such one-year period, nothing herein shall prevent the amendment or termination of any specific plan, program or arrangement, require that the Amalgamated Company provide or permit investment in the securities of Parent or the Amalgamated Company or interfere with the Amalgamated Company’s right or obligation to make such changes as are necessary to comply with applicable Law. Notwithstanding anything to the contrary set forth herein, nothing herein shall preclude the Amalgamated Company from terminating the employment of any Employee.

(b) Parent shall and shall cause the Amalgamated Company to honor the individual agreements and Company Benefit Plans listed in Section 5.8(b)(i) of the Company Disclosure Letter in effect as of the date hereof in accordance with their terms as in effect immediately prior to the Effective Time, subject to any amendment or termination thereof that may be permitted by such agreements and Company Benefit Plans and except as provided herein. During the Continuation Period, Parent shall provide all Employees who suffer an involuntary termination of employment without cause with severance benefits no less favorable than those that would have been provided to such Employees under the Company’s severance policy as in effect immediately prior to the date hereof and as set forth in Section 5.8(b)(ii) of the Company Disclosure Letter.

(c) For the purposes of determining eligibility and vesting under the employee benefit plans of Parent and its Affiliates in which any Employees may become eligible to participate after the Effective Time (the “New Plans”), each Employee shall be credited with his or her years of service with the Company and its Affiliates before the Effective Time (including predecessor or acquired entities or any other entities for which the Company and its Affiliates have given credit for prior service), to the same extent as such Employee was entitled, before the Effective Time, to credit for such service under any similar or comparable Company Benefit Plans; provided, however, that the foregoing shall not apply for purposes of vesting or eligibility for any plans which are frozen to new participants, benefit accrual under any defined benefit pension plans or to the extent it would result in duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each Employee immediately shall be eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar or comparable Company Benefit Plan in which such Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Employee, Parent shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Employee and his or her covered dependents, and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out of pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) Nothing in this Agreement is intended to (i) be treated as an amendment to any particular Company Benefit Plan, (ii) prevent Parent from amending or terminating any of its benefit plans in accordance with their terms or (iii) create any third-party beneficiary rights in any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Employee by Parent or the Company or under any benefit plan which Parent or the Company may maintain.

Section 5.9 Directors’ and Officers’ Indemnification and Insurance

(a) From and after the Effective Time, Parent and the Amalgamated Company shall cause all rights to indemnification, advancement of expenses and exculpation now existing in favor of any present or former director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”) as provided in the Company Organizational Documents, or in agreements, copies of which have been provided to Parent prior to the date of this Agreement, between an Indemnified Party and the Company or one of its Subsidiaries or otherwise in effect on the date of this Agreement to survive the Amalgamation and to continue in full force and effect for a period of not less than six (6) years after the Effective Time, or, if longer, for such period as is set forth in any applicable agreement with an Indemnified Party in effect on the date of this Agreement, copies of which have been provided to Parent prior to the date of this Agreement. Parent shall guarantee such performance by the Amalgamated Company.

(b) Parent shall cause the Amalgamated Company to indemnify all Indemnified Parties to the fullest extent permitted by applicable Laws with respect to all acts and omissions arising out of or relating to their services as directors or officers of the Company or its Subsidiaries occurring prior to or at the Effective Time. If any Indemnified Party is or becomes involved in any Legal Action in connection with any matter occurring prior to or at the Effective Time, Parent shall cause the Amalgamated Company to pay as incurred such Indemnified Party’s legal fees, costs and expenses incurred in connection with such Legal Action, subject to the Amalgamated Company’s receipt of an undertaking by or on behalf of such Indemnified Party, if and only to the extent required by applicable Law, to repay such legal fees, costs and expenses if it is ultimately determined under applicable Laws that such Indemnified Party is not entitled to be indemnified.

(c) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Amalgamated Company to, as of the Effective Time, obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years after the Effective Time which obligation may be satisfied by extending the current policies of directors’ and officers’ liability insurance maintained by the Company or by providing for policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous with respect to claims arising out of or relating to events which occurred before or at the Effective Time so long as the Amalgamated Company is not required to pay an annual premium in excess of 300% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (such 300% amount being the “Maximum Premium”). If the

Amalgamated Company is unable to obtain the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, the Amalgamated Company shall instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium.

(d) The covenants contained in this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

(e) In the event that the Amalgamated Company or any of its successors or assigns (i) consolidates with, amalgamates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation, amalgamation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Amalgamated Company, as the case may be, shall succeed to the obligations set forth in this Section 5.9.

Section 5.10 Reasonable Best Efforts Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws, each of the parties to this Agreement shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VI are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable.

Section 5.11 Consents; Filings; Further Action

(a) Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Laws, each of Parent and the Company shall use its reasonable best efforts to (i) obtain from any Governmental Entities any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the parties to this Agreement in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; (ii) make all necessary registrations and filings, and thereafter make any other submissions required or deemed appropriate by either Parent or the Company, in connection with the transactions contemplated by this Agreement under (A) the Securities Act and the Exchange Act, (B) Foreign Competition Laws, (C) the Companies Act, (D) the NYSE rules and regulations and (E) any other applicable Laws or from CFIUS. Parent and the Company shall cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing copies of all relevant documents to the non-filing party or its advisors prior to filing. Neither Parent nor the Company shall file any such document if the other party has reasonably objected to the filing of such document. Neither Parent nor the Company shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

The parties to this Agreement will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to outside counsel for the non-filing parties, and make reasonable best efforts to (i) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (ii) keep the other parties informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the transactions contemplated by this Agreement; (iii) consult with the other parties prior to taking a position, and permit the other parties to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings related solely to this Agreement or the transactions contemplated hereby or given in connection with any proceeding by a private party and (iv) consult with the other parties in advance of any meeting or conference with, any Governmental Entity relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party relating thereto, and give the other parties the opportunity to attend and participate in such meetings and conferences (unless prohibited by such Governmental Entity). The parties contemplate that as a general matter the Company shall be represented at in-person meetings with any Governmental Entity (unless prohibited by such Governmental Entity).

Notwithstanding the foregoing, the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.11(a) as “Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by outside counsel to employees, officers, directors or consultants of the recipient or any of its Affiliates unless express permission is obtained in advance from the source of the materials (the Company or Parent as the case may be) or its legal counsel. Each of the Company and Parent shall cause their respective outside counsels to comply with this Section 5.11. Notwithstanding anything to the contrary in this Section 5.11, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and, privileged communications and competitively sensitive information.

Each of Parent and the Company shall promptly inform the other party upon receipt of any communication from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding any of the transactions contemplated by this Agreement. Each of the Company, Parent and Acquisition Sub shall contact CFIUS as promptly as practicable and in any event within ten (10) Business Days of the date hereof and request an informal consultation, following which they will jointly prepare and submit a draft joint voluntary notice in accordance with 31 C.F.R. Section 800.401(g), and after resolution of all questions and comments received from CFIUS on such draft, shall prepare and submit the CFIUS Notice, and the parties shall respond to any inquiries from CFIUS in respect of the CFIUS filing, and the parties shall use their reasonable best efforts to respond within the time frame set forth in 31 C.F.R. Section 800.403(a)(3), or otherwise provided by CFIUS, without the need to request an extension of time, and shall make any other submissions under Exon-Florio that are required to be made or that the parties agree should be made. If Parent or the Company (or any of their respective Affiliates) receives a request for additional information from any Governmental Entity that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response to such request. Parent shall advise the Company promptly of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with any Governmental Entity or any private party challenging the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of Parent and the Company shall use its reasonable best efforts to (i) resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws, (ii) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall Parent or any of its Affiliates or the Company be obligated to agree, as a condition for resolving any such objections, to dispose of, divest of or hold separate any of its properties or other assets, or the properties or other assets of the Company and its Subsidiaries after the consummation of the Amalgamation or to subject itself to any restriction on the operation of its business or the business of the Company and its Subsidiaries after the consummation of the Amalgamation that would reasonably be expected to have a material adverse effect on the business, operations, properties, assets, financial condition or Liabilities of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole. No party to this Agreement shall consent to any voluntary delay of the Closing at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

(b) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.11 shall limit a party’s right to terminate this Agreement pursuant to Section 7.2(b), Section 7.2(c) or Section 7.2(d) so long as such party has up to then complied in all material respects with its obligations under this Section 5.11.

Section 5.12 Public Announcements Unless and until an Adverse Recommendation Change has occurred or in connection with Section 5.4(d), Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the transactions contemplated by this Agreement. Neither Parent nor the Company shall issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Laws or the NYSE requirements, in which case that party shall use its commercially reasonable efforts to consult with the other party before issuing any such release or making any such public statement.

Section 5.13 Stock Exchange De-listing Parent and the Company shall use their commercially reasonable efforts to cause the Common Shares to be de-listed from the NYSE and de-registered under the Exchange Act promptly following the Effective Time.

Section 5.14 Fees, Expenses and Conveyance Taxes Whether or not the Amalgamation is consummated, all expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement (“Expenses”) shall be paid by the party incurring those Expenses, except that Parent and the Company shall share equally each of the filing fees with respect to the filings contemplated by Section 5.11(a).

Section 5.15 Takeover Statutes If any Takeover Statute is or becomes applicable to this Agreement, the Voting Agreement, the Amalgamation or the other transactions contemplated by this Agreement or the Voting Agreement, the Company and the Company Board shall (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such Takeover Statute.

Section 5.16 Standstill Agreements; Confidentiality Agreements Subject to Section 5.4, during the period from the date of this Agreement through the Effective Time, the Company will not terminate, amend, modify or waive any provision of any confidentiality agreement not entered into in the ordinary course of business or any agreement by a third party not to acquire assets or securities of the Company to which it or any of its Subsidiaries is a party, other than the Confidentiality Agreement pursuant to its terms or by written agreement of the parties thereto. Notwithstanding the foregoing sentence or anything else in this Agreement to the contrary, at any time prior to obtaining the Requisite Company Vote, the Company shall not be obligated to comply with this Section 5.16 if the Company Board determines, after consultation with outside legal counsel, that such compliance is necessary in order for the Company Board to comply with its fiduciary duties under applicable Law; provided, however, that the Company shall not take any action that would otherwise fail to comply with this Section 5.16 in reliance on the foregoing exception until after the third (3rd) Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company intends to take such action and specifying the nature of the action to be taken, it being understood and agreed that in determining whether to authorize the Company to take such action the Company Board shall take into account any changes to the financial terms of this Agreement proposed by Parent to the Company in response to such written notice.

Section 5.17 Related Party Transactions Effective immediately prior to the Closing, the Company shall, and shall cause its Subsidiaries to, take such action as is required to cause any Related Party Transaction (other than those agreements set forth in Section 5.17 of the Company Disclosure Letter) to be terminated without the creation of any Liability with respect to the Company or any of its Subsidiaries upon such termination.

Section 5.18 Financing.

(a) Each of Parent and Acquisition Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Equity Financing and the Debt Financing on the terms and conditions described in the Equity Commitment Letter or the Debt Commitment Letter, as applicable (as each may be amended in accordance with the terms below), including using reasonable best efforts to (i) enter into definitive agreements with respect thereto on the terms and conditions contained therein and (ii) to satisfy on a timely basis (taking into account the expected timing of the Closing) all conditions, and otherwise comply with all terms, applicable to Parent and Acquisition Sub in such definitive agreements within their control. Parent and Acquisition Sub may not agree to or permit any amendment, supplement or other modification to be made to, or any waiver of any material provision or remedy under, the Equity Commitment Letter without the consent of the Company. Parent and Acquisition Sub may not agree to or permit any amendment, supplement or other modification to be made to, or any waiver of any material provision or remedy under, the Debt Commitment Letter or the definitive agreements relating to the Debt Financing without the consent of the Company if such amendments, supplement, other modification or waivers would or could reasonably be expected to (w) reduce the aggregate amount of the Debt Financing below the amount required to repay or refinance the debt contemplated in this Agreement or the Debt Commitment Letter, (x) impose new or additional conditions to the receipt of the Debt Financing or amend or otherwise modify the existing conditions to the receipt of the Debt Financing so as to adversely impact the ability of Parent or Acquisition Sub to timely consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby, (y) prevent or materially delay the consummation of the transactions contemplated by this Agreement or (z) adversely impact the ability of Parent or Acquisition Sub to enforce its rights against the other parties to the Debt Commitment Letter (provided, that, for the avoidance of doubt, Parent and Acquisition Sub may replace or amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities).

(b) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent and Acquisition Sub shall use their respective reasonable best efforts to arrange and obtain alternative debt financing from alternative sources in an amount sufficient when combined with cash on hand and other financing arrangements to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event; provided, however, that Parent and Acquisition Sub shall not be required to seek or accept any such alternate debt financing if the terms or conditions thereof are less favorable to Parent (in the reasonable judgment of Parent) than the Debt Financing to be replaced, including with respect to economic terms and conditions. Parent and Acquisition Sub shall keep the Company informed on a reasonably current basis in reasonable detail of the all material activity concerning the status of the Debt Financing or any alternative debt financing and concurrently provide final copies of the material definitive documents for the Debt Financing provided to the lenders. Parent and Acquisition Sub shall each give the Company prompt notice of (i) any material breach by any party of the Equity Commitment Letter, the Debt Commitment Letter or any definitive document related to the Equity Financing or Debt Financing of which Parent or Acquisition Sub becomes aware or (ii) the receipt by it of any written notice with respect to any material breach, default, termination or repudiation by any party to the applicable the Equity Commitment Letter, the Debt Commitment Letter or any definitive document related to the Equity Financing or Debt Financing, as applicable, of any material provisions of the Equity Commitment Letter, Debt Commitment Letter or any definitive document related to the Equity Financing. As soon as reasonably practicable, Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence. Notwithstanding anything in this Section 5.18 or in any other provision of this Agreement, Parent and Acquisition Sub acknowledge and agree that the obtaining of the Debt Financing, or any alternative debt financing, is not a condition to Closing.

Section 5.19 Cooperation with Financing. The Company shall use its reasonable best efforts to provide and cause its Subsidiaries to provide, and shall cause its and their respective officers, directors, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives to provide, all necessary cooperation in connection with any financing efforts that Parent may undertake in connection with any Debt Financing, in connection with obtaining consents from the Company’s lenders or note holders under the Company’s existing financing arrangements or with respect to notices relating to the repayment of any of the Company’s existing financing arrangements to occur at or following the Closing, as may be reasonably requested by Parent, including, but not limited to, participation in a reasonable number of meetings, furnishing financial and other information, cooperation in marketing efforts, assisting in matters related to collateral (including providing information as requested for the evaluation of assets included or that may be included in any borrowing base), assistance in preparing borrowing base certificates in the form and substance as requested by Parent and for the dates requested by Parent, allowing Parent and its and its lender’s Representatives such access as may be reasonably necessary for their due diligence, creating a bankruptcy remote Subsidiary in a jurisdiction specified by Parent and causing one or more of its Subsidiaries, as necessary, to become borrowers under any such Debt Financing; provided, however, that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the foregoing prior to the Effective Time and provided, further, that Parent shall be solely responsible for all out-of-pocket expenses of the Company incurred in connection with the foregoing.

Section 5.20 Eligibility of Assets in Borrowing Base and Existing Indebtedness.

(a) The Company shall and shall cause its Subsidiaries to ensure that assets (including containers and generator sets) meeting the eligibility requirements for inclusion in the borrowing base under any agreement relating to the Company Indebtedness (other than the Term Loan), are in a level sufficient to support the amount of indebtedness outstanding thereunder in accordance with the terms thereof.

(b) The Company shall provide to Parent as promptly as practicable after the provision to any lender, manager, administrative agent, collateral agent, bondholder or other party any report, certificate or other written information relating to the borrowing base or any assets included in the borrowing base provided pursuant to any management agreement or agreement relating to the Company Indebtedness (other than the Term Loan).

(c) The Company and its Subsidiaries shall procure that no “manager default,” “event of default” or “early amortization event” shall have occurred and be continuing under (and as defined in) any management agreement or agreement relating to the Company Indebtedness.

ARTICLE VI

CONDITIONS

Section 6.1 Conditions to Each Party’s Obligation to Effect the Amalgamation The respective obligation of each party to this Agreement to effect the Amalgamation is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Company Shareholder Approval. This Agreement and the Amalgamation Agreement shall have been duly approved and adopted by the Requisite Company Vote.

(b) Antitrust. The waiting period, together with any extensions thereof, applicable to the consummation of the Amalgamation under any applicable pre-clearance or similar approval requirement of Foreign Competition Law shall have expired or been terminated.

(c) CFIUS. A CFIUS Final Order shall have been obtained.

(d) Consents. All other consents, approvals and other authorizations of any Governmental Entity required to consummate the Amalgamation and the other transactions contemplated by this Agreement shall have been obtained, free of any condition that would reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, as applicable.

(e) No Injunctions or Restraints. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) that restrain, enjoin or otherwise prohibit consummation of the Amalgamation or the other transactions contemplated by this Agreement.

Section 6.2 Conditions to Obligations of Parent and Acquisition Sub The obligations of each of Parent and Acquisition Sub to effect the Amalgamation are also subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company that are contained in this Agreement (i) in Section 3.10(a) shall be true and correct in all respects, except for de minimus inaccuracies, at and as of the date of this Agreement, and as of the Effective Time as though made at and as of the Effective Time, (ii) in clause (ii) of the second sentence of Section 3.15 shall be true and correct in all respects at and as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time and (iii) that are not contained in Section 3.10(a) or clause (ii) of the second sentence of Section 3.15 shall be true and correct in all respects, without regard to any “Company Material Adverse Effect,” “materiality” or similar qualifications contained in them, at and as of the date of this Agreement, and as of the Effective Time as though made at and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), unless the failure or failures of such representations and warranties to be true and correct in all respects would not reasonably be expected to have a Company Material Adverse Effect.

(b) Dissenting Shares. No more than 8% of the Common Shares shall be Dissenting Shares.

(c) Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; provided, however, that for the purposes of Sections 5.1(g), (h), (p) and (r) and Sections 5.20(a) and (c), such Sections shall have been performed in all respects.

(d) Officer’s Certificate. Parent shall have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c).

Section 6.3 Conditions to Obligation of the Company The obligation of the Company to effect the Amalgamation is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of each of Parent and Acquisition Sub that are contained in this Agreement shall be true and correct in all respects, without regard to any “material adverse effect,” “materiality” or similar qualifications contained in them, at and as of the date of this Agreement, and as of the Effective Time as though made at and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), unless the failure or failures of such representations and warranties to be true and correct in all respects would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Performance of Obligations. Each of Parent and Acquisition Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate, signed by a senior executive officer of Parent, certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).

Section 6.4 Frustration of Closing Conditions None of the parties to this Agreement may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination by Mutual Consent This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Parent, Acquisition Sub and the Company.

Section 7.2 Termination by Either Parent or the Company This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time:

(a) if the Amalgamation has not been consummated by July 18, 2013 (such date, the “Outside Date”).

(b) if this Agreement and the Amalgamation Agreement has been submitted to the shareholders of the Company for approval and adoption at a duly convened Company Shareholders Meeting (or adjournment or postponement thereof) and the Requisite Company Vote is not obtained upon a vote taken thereon;

(c) if any Law prohibits consummation of the Amalgamation; or

(d) if any Order restrains, enjoins or otherwise prohibits consummation of the Amalgamation, and such Order has become final and nonappealable;

provided, however, that the right to terminate this Agreement under this Section 7.2 shall not be available to any party to this Agreement whose failure to fulfill any of its obligations has been a principal cause of, or resulted in, the failure to consummate the Amalgamation.

Section 7.3 Termination by Parent This Agreement may be terminated by Parent at any time prior to the Effective Time:

(a) if the Company Board withdraws, modifies or amends the Company Board Recommendation in any manner adverse to Parent, or publicly proposes to do any of the foregoing;

(b) if (i) the Company Board approves, endorses or recommends a Superior Proposal, (ii) the Company enters into a Contract relating to a Superior Proposal, (iii) a tender offer or exchange offer for any issued and outstanding shares of the Company is commenced prior to obtaining the Requisite Company Vote and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten (10) Business Days after commencement, or (iv) the Company or the Company Board publicly announces its intention to do any of the foregoing; or

(c) if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(c) and (ii) has not been cured (or is not capable of being cured) by the Company (x) within thirty (30) days after the Company’s receipt of written notice of such breach from Parent or (y) solely with respect to Sections 5.20(a) and (c), prior to the date on which the Closing would otherwise occur pursuant to Section 1.2(a) if such breach were not in existence.

Section 7.4 Termination by the Company This Agreement may be terminated by the Company at any time prior to the Effective Time:

(a) in accordance with Section 5.4(d)(iii); provided, however, that the Company shall pay Acquisition Sub the Company Termination Fee and enter into an agreement regarding a Superior Proposal, in each case, concurrently with the termination of this Agreement pursuant to this Section 7.4(a); or

(b) if Parent breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) has not been cured (or is not capable of being cured) by Parent within thirty (30) days after Parent’s receipt of written notice of such breach from the Company.

Section 7.5 Effect of Termination If this Agreement is terminated pursuant to this Article VII, it shall become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any shareholder, director, officer, employee, agent or representative of such party), except as otherwise provided in Section 7.6 and Section 8.13 and except that if such termination results from (a) the intentional and in bad faith failure of any party to perform its obligations, (b) the intentional and in bad faith breach by any party of its representations or warranties contained in this Agreement or (c) fraud, then, subject to Section 8.13, such party shall be fully liable for any Liabilities incurred or suffered by the other parties as a result of such failure or breach. For purposes of this Agreement, “intentional and in bad faith” breach or failure shall mean a material breach or failure, as appropriate, that is a consequence of an omission by, or act undertaken by or caused by, the breaching party with the knowledge that the omission or taking or causing of such act would, or would reasonably be expected to, cause a breach of this Agreement. The provisions of Section 5.3(b), Section 5.14, this Section 7.5, Section 7.6 and Article VIII shall survive any termination of this Agreement.

Section 7.6 Expenses Following Termination; Termination Fee

(a) Except as set forth in this Section 7.6, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid in accordance with the provisions of Section 5.14.

(b) The Company shall pay, or cause to be paid, to Acquisition Sub, as liquidated damages and not as a penalty and as the sole and exclusive remedy of Parent and Acquisition Sub against the Company and its Subsidiaries and any of their respective Affiliates, shareholders, directors, officers or agents for any loss or damage suffered as a result of the failure of the Amalgamation to be consummated, by wire transfer of immediately available funds an amount equal to US$15,500,000.00 (the “Company Termination Fee”):

(i) if this Agreement is terminated by the Company pursuant to Section 7.4(a), in which case payment shall be made before or substantially concurrently with such termination;

(ii) if this Agreement is terminated by Parent pursuant to Section 7.3(a) or Section 7.3(b) in which case payment shall be made within five (5) Business Days of such termination; or

(iii) if (A) a Covered Proposal shall have been made or proposed to the Company or otherwise publicly announced (which has not been withdrawn), (B) this Agreement is terminated by either Parent or the Company pursuant to Section 7.2(a) or Section 7.2(b) and (C) within twelve (12) months following the date of such termination, the Company enters into a Contract providing for the implementation of, or consummates, any Covered Proposal, in which case payment shall be made within five (5) Business Days of the date on which the Company enters into such Contract.

(c) If (i) all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) and this Agreement is terminated by the Company due to the failure of Parent and Acquisition Sub to consummate the Amalgamation within the time period set forth in Section 1.2, and (ii)(A) the consents set forth on Section 7.6(c) of the Company Disclosure Letter have not been received and (B) the Debt Financing contemplated by the Debt Financing Commitments necessary to refinance or replace the indebtedness related to such consents has not been funded and will not be funded at the Closing, then Parent shall pay, or cause to be paid, within five (5) Business Days of such termination, to Company, as liquidated damages and not as a penalty and as the sole and exclusive remedy of Company and its Subsidiaries against Parent and Acquisition Sub and any of their respective Affiliates, shareholders, directors, officers or agents for any loss or damage suffered as a result of the failure of the Amalgamation to be consummated, by wire transfer of immediately available funds an amount equal to US$35,000,000.00 (the “Parent Termination Fee”). In all other circumstances, the sole and exclusive remedy of the Company and its Subsidiaries against Parent and Acquisition Sub and any of their respective Affiliates, shareholders, directors, officers or agents for any loss or damage suffered as a result of the failure of the Amalgamation to be consummated shall be specific performance pursuant to Section 8.14 below or, if the remedy of specific performance set forth in Section 8.14 is not available, damages recoverable by the Company pursuant to Section 8.13 below.

(d) Notwithstanding anything herein to the contrary, in no event shall payment of more than one Company Termination Fee or more than one Parent Termination Fee be made hereunder. The parties acknowledge that the Company Termination Fee and Parent Termination Fee, in the circumstances in which such fees becomes payable, constitute liquidated damages and are not a penalty. For the avoidance of doubt, while Parent may pursue both a grant of specific performance pursuant to Section 8.14 and the payment of the Company Termination Fee under this Section 7.6, in no event will Parent be entitled to both the payment of the Company Termination Fee and specific performance of this Agreement. The parties acknowledge that the agreements contained in this Section 7.6 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.

Section 7.7 Amendment This Agreement may be amended by the parties to this Agreement at any time prior to the Effective Time, whether before or after shareholder approval hereof and of the Amalgamation Agreement, so long as (a) no amendment that requires further shareholder approval under applicable Laws after shareholder approval hereof shall be made without such required further approval and (b) such amendment has been duly approved by the Board of Directors of each of Acquisition Sub and the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement. Notwithstanding the foregoing, Section 7.5 (Effect of Termination), this Section 7.7 (Amendment), Section 8.4 (Governing Law), Section 8.5 (Submission to Jurisdiction), Section 8.6 (Waiver of Jury Trial), Section 8.9 (No Third-Party Beneficiaries), Section 8.13 (Remedies), and Section 8.14 (Specific Performance) may not be amended in a manner adverse to the Financing Sources without their written consent.

Section 7.8 Extension; Waiver At any time prior to the Effective Time, Parent and Acquisition Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or, (c) subject to applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 7.9 Procedure for Termination, Amendment, Extension or Waiver In order to be effective, (a) any termination or amendment of this Agreement shall require the prior approval of that action by the Board of Directors of each party seeking to terminate or amend this Agreement and (b) any extension or waiver of any obligation under this Agreement or condition to the consummation of this Agreement shall require the prior approval of a duly authorized officer or the Board of Directors of the party or parties entitled to extend or waive that obligation or condition.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Certain Definitions

(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Business Day” means any day, other than Saturday, Sunday or a U.S. federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight New York City time.

(c) “CFIUS” means the Committee on Foreign Investment in the United States (and, as the context may require, includes any member agency or governmental subdivision of the United States government that is a CFIUS member as specified in Exon-Florio).

(d) “CFIUS Final Order” means that any of the following shall have occurred: (1) the 30-day review period under Exon-Florio commencing on the date that the CFIUS Notice is accepted by CFIUS shall have expired and parties shall have received written notice from CFIUS that such review has been concluded and that either the transactions contemplated hereby do not constitute a “covered transaction” under Exon-Florio or there are no unresolved national security concerns, or (2) an investigation shall have been commenced after such 30-day review period and CFIUS shall have determined to conclude all deliberative action under Exon-Florio without sending a report to the President of the United States, and parties shall have received written notice from CFIUS that either the transactions contemplated hereby do not constitute a “covered transaction” under Exon-Florio or there are no unresolved national security concerns, and all action under Exon-Florio is concluded with respect to the transactions contemplated hereby, or (3) CFIUS shall have sent a report to the President of the United States requesting the President’s decision and either (A) the period under Exon-Florio during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated hereby shall have expired without any such action being threatened, announced or taken or (B) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby.

(e) “CFIUS Notice” means a joint voluntary notice with respect to the Amalgamation and the transactions contemplated hereby prepared by Parent and the Company and submitted to CFIUS in accordance with the requirements of Exon-Florio.

(f) “Common Shares” means the common shares, par value US$0.01 per share, of the Company.

(g) “Company Indebtedness” means the agreements listed on Section 8.1(g) of the Company Disclosure Letter.

(h) “Company Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, is materially adverse to the business, operations, properties, assets, condition (financial or otherwise) or Liabilities of the Company and its Subsidiaries, taken as a whole, or would prevent or materially delay the consummation of the Amalgamation and the other transactions contemplated hereby or prevent or materially impair or delay the ability of the Company to perform its obligations hereunder; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a Company Material Adverse Effect: any event, circumstance, change or effect resulting from or relating to (i) a change in general economic or financial market conditions (except to the extent such a change has had a disproportionate effect on the Company and its Subsidiaries as compared to other Persons in the industries in which the Company and its Subsidiaries conduct their businesses), (ii) changes affecting the industries generally in which the Company or its Subsidiaries conduct business (except to the extent such a change has had a disproportionate effect on the Company and its Subsidiaries as compared to other Persons in the industries in which the Company and its Subsidiaries conduct their businesses), (iii) any change in Law or interpretations thereof or any change in GAAP or other accounting principles or requirements (except to the extent such a change has had a disproportionate effect on the Company and its Subsidiaries as compared to other Persons in the industries in which the Company and its Subsidiaries conduct their businesses), (iv) any natural disaster, epidemic, acts of terrorism or war (except to the extent such event, circumstance, change or effect has had a disproportionate effect on the Company and its Subsidiaries as compared to other persons in the industry in which the Company and its Subsidiaries conduct their business), (v) that is demonstrated to have resulted from the announcement of the execution of this Agreement or the pendency or consummation of the Amalgamation or any other transactions contemplated hereby, (vi) any decline in the market price, or change in trading volume, of the Common Shares or (vii) compliance with the terms of, or the taking of any action required by, this Agreement or with the prior written consent of Parent; provided, however, that the exception in clause (vi) shall not apply to the underlying cause or causes of any such decline or change or prevent any such underlying cause from being taken into account in determining whether a Company Material Adverse Effect has occurred.

(i) “Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations.

(j) “Covered Proposal” means a Takeover Proposal, substituting “50%” for each occurrence of “20%” in the definition of “Takeover Proposal.”

(k) “Dissenting Holder” shall mean a holder of Common Shares who did not vote in favor of the Amalgamation, who complies with all of the provisions of the Companies Act concerning the right of holders of Common Shares to require appraisal of their Common Shares pursuant to Bermuda Law, and who is not satisfied that he has been offered fair value for his Common Shares.

(l) “Dissenting Shares” shall mean Common Shares held by a Dissenting Holder.

(m) “Exon-Florio” means Section 721 of Title VII of the Defense Production Act of 1950, as amended by FINSA and otherwise (codified at 50 U.S.C. App. 2170) and regulations thereto, codified at 31 C.F.R. Part 800, et seq.

(n) “FINSA” shall mean the Foreign Investment and National Security Act of 2007, P.L. 110-49, 121 Stat. 246.

(o) “Hazardous Substances” means: (i) any substance that is listed, classified or regulated under any Environmental Laws; (ii) any petroleum product or by-product, asbestos-containing material, refrigerant, greenhouse gas emission, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; or (iii) any other material, chemical, pollutant, contaminant, hazardous or toxic substance, or other substance or waste that is prohibited, limited or regulated under, or that is or may become the subject of regulatory action under, any Environmental Laws.

(p) “Knowledge” means, when used with respect to Parent, the actual knowledge of the Persons listed on Annex III, and when used with respect to the Company, the actual knowledge of the Persons set forth in Section 8.1(p) of the Company Disclosure Letter; provided, however, that a Person shall be deemed to have actual knowledge of information that such Person would reasonably be expected to know in the normal and ordinary course exercise of such Person’s job responsibilities.

(q) “Laws” means any binding domestic or foreign laws, statutes, ordinances, rules, regulations, codes or executive orders enacted, issued, adopted, promulgated or applied by any Governmental Entity.

(r) “Liens” means any liens, pledges, security interests, claims, options, rights of first offer or refusal, charges or other encumbrances.

(s) “NYSE” means the New York Stock Exchange.

(t) “Orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by any Governmental Entity.

(u) “Organizational Documents” means, with respect to any entity, the memorandum of association or the certificate or articles of incorporation and bye-laws or by-laws of such entity, or any similar organizational documents of such entity.

(v) “OTPP” means Ontario Teachers’ Pension Plan Board, a corporation without share capital organized under the laws of Ontario, Canada.

(w) “Parent Material Adverse Effect” means, with respect to Parent or Acquisition Sub, any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, is or would be reasonably likely to prevent or materially delay the consummation of the Amalgamation and the other transactions contemplated hereby.

(x) “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

(y) “Representatives” means, when used with respect to Parent or the Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents, advisors and other representatives of Parent or the Company, as applicable, and its Subsidiaries.

(z) “Requisite Company Vote” means the approval and adoption of this Agreement and the Amalgamation Agreement by the affirmative vote of a majority of the votes cast at a duly convened meeting of the shareholders of the Company at which a quorum is present.

(aa) “Sanctioned Person” means (i) an agency of the government of, (ii) an organization directly or indirectly controlled by, (iii) a natural person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time as such program may be applicable to such agency, organization or person, or (iv) a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time.

(bb) “Subsidiary” means, when used with respect to Parent or the Company, any other Person that Parent or the Company, as applicable, directly or indirectly owns or has the power to vote or control more than 50% of any class or series of share capital of such Person.

(cc) “Superior Proposal” means a bona fide Covered Proposal, (i) which the Company Board determines (after consultation with its financial advisor and outside counsel) is on terms and conditions more favorable from a financial point of view to the shareholders of the Company than those contemplated by this Agreement, (ii) the conditions to the consummation of which are all reasonably capable of being satisfied without undue delay, and (iii) for which financing, to the extent required, is then committed or, in the judgment of the Company Board (after consultation with its financial advisor and outside counsel), is reasonably likely to be available.

(dd) “Takeover Proposal” means any inquiry, proposal or offer from a Third Party relating to (i) a merger, amalgamation, consolidation, share exchange or business combination involving the Company or any of its Subsidiaries representing 20% or more (based on the fair market value thereof, or determined by the Company Board in good faith) of the assets of the Company and its Subsidiaries, taken as a whole, (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 20% or more (based on the fair market value thereof, or determined by the Company Board in good faith) of the assets of the Company and its Subsidiaries, taken as a whole, (iii) a purchase or sale of shares or other securities, in a single transaction or series of related transactions, representing 20% or more of the voting power of the share capital of the Company, including by way of a tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution of the Company or (v) any other transaction having a similar effect to those described in clauses (i) through (iv), in each case other than the transactions contemplated by this Agreement.

(ee) “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

(ff) “Taxes” means any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including taxes imposed on, or measured by, income, franchise, profits or gross receipts, ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, share capital, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties.

(gg) “Term Loan” means that certain Term Loan Agreement (the “Term Loan Agreement”), dated as of April 28, 2011, among SeaCube Container Leasing Ltd., the guarantors named therein, Wells Fargo Bank, N.A., as administrative agent, and Apollo Investment Corporation, as sole lead arranger.

(hh) “Third Party” means any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Acquisition Sub or any Affiliates thereof.

Section 8.2 Interpretation The table of contents and headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement. Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles, Sections and Exhibits shall refer to Articles and Sections of, and Exhibits to, this Agreement unless the context shall require otherwise. The words “include,” “includes” and “including” shall not be limiting and shall be deemed to be followed by the phrase “without limitation.” Unless the context shall require otherwise, any Contracts, documents, instruments or Laws defined or referred to in this Agreement shall be deemed to mean or refer to such Contracts, documents, instruments or Laws as from time to time may be amended, modified or supplemented, including (a) in the case of Contracts, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law shall be deemed to refer also to any rules and regulations promulgated under that Law. References to a Person also refer to its predecessors and permitted successors and assigns.

Section 8.3 Survival None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement shall survive the Effective Time. This Section 8.3 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time.

Section 8.4 Governing Law This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the Laws that might otherwise govern under applicable principles of conflicts of law.

Section 8.5 Submission to Jurisdiction The parties to this Agreement irrevocably submit to the jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement (other than the Amalgamation Agreement, which shall be interpreted, construed, governed and enforced as set forth therein), and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document (other than the Amalgamation Agreement, which shall be interpreted, construed, governed and enforced as set forth therein), that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document (other than the Amalgamation Agreement, which shall be interpreted, construed, governed and enforced as set forth therein) may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.7 or in such other manner as may be permitted by applicable Laws, shall be valid and sufficient service thereof. Notwithstanding anything in this Agreement to the contrary, each party hereto hereby irrevocably and unconditionally agrees that it will not bring or support any action, suit or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the financing or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the Borough of Manhattan of the City of New York, whether a state or federal court, and that the provisions of Section 8.6 relating to the waiver of jury trial shall apply to any such action, suit or proceeding. In no event shall Parent or Acquisition Sub (or their Affiliates) be forced to litigate against the Financing Sources. For purposes of this Agreement, “Financing Sources” means Persons (other than Parent or any of their respective affiliates or controlling persons) that (x) are party to the executed commitment letter, dated as of January 18, 2013, by and among Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, OTPP and Parent (together with all exhibits, annexes, schedules and attachments thereto, the “Debt Commitment Letter”) (or any alternative or replacement financing thereof), and (y) have committed to provide or otherwise entered into definitive financing documents contemplated by the Debt Commitment Letter and documentation therefor and the other related letters contemplated therein (and their respective successors and permitted assigns), and, in each case, each of the foregoing Person’s respective employees, officers, agents, affiliates, advisors, consultants and other representatives.

Section 8.6 Waiver of Jury Trial Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.6.

Section 8.7 Notices Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand, overnight courier service, facsimile or other electronic transmission:

If to Parent or Acquisition Sub, to:

c/o Ontario Teachers’ Pension Plan Board

5650 Yonge Street, 7th & 12th Floor

Toronto ON M2M 4H5

Facsimile: (416) 730-3771

   (416) 730-5143

Attention: Law Department

John Sheedy

with a copy to:

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, California 90067

Facsimile: (310) 712-8800

Attention: Alison S. Ressler

If to the Company, to:

SeaCube Container Leasing Ltd.

1 Maynard Drive

Park Ridge, New Jersey

Facsimile: (201) 391-0356

Attention: General Counsel

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Facsimile: (212) 735-2000

Attention: Joseph A. Coco

Ann Beth Stebbins

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication shall be effective (a) if delivered by hand, when such delivery is made at the address specified in this Section 8.7, (b) if delivered by overnight courier service, the next Business Day after such communication is sent to the address specified in this Section 8.7, or (c) if delivered by facsimile or other electronic transmission, when such facsimile or other electronic transmission is transmitted to the facsimile number or email address, as the case may be, specified in this Section 8.7 and appropriate confirmation is received.

Section 8.8 Entire Agreement This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter, the Voting Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

Section 8.9 No Third-Party Beneficiaries Except for (a) the Persons intended to benefit from the provisions of Section 5.9, each of whom shall have the right to enforce such provisions directly and (b) the right of holders of Common Shares and Company Restricted Shares to receive Transaction Consideration pursuant to Article II (a claim with respect to which shall be enforceable only by the Company, in its sole and absolute discretion, on behalf of the shareholders of the Company or the holders of Company Restricted Shares), this Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement. Notwithstanding the foregoing, the Financing Sources are hereby third-party beneficiaries of Section 7.5 (Effect of Termination), Section 7.7 (Amendment), Section 8.4 (Governing Law), Section 8.5 (Submission to Jurisdiction), Section 8.6 (Waiver of Jury Trial), this Section 8.9 (No Third-Party Beneficiaries), Section 8.13 (Remedies), and Section 8.14 (Specific Performance).

Section 8.10 Severability The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 8.11 Rules of Construction The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

Section 8.12 Assignment This Agreement shall not be assignable by operation of law or otherwise, except that Parent may designate, by written notice to the Company, a Subsidiary that is wholly-owned by Parent to be amalgamated with the Company in lieu of Acquisition Sub, in which event all references in this Agreement to Acquisition Sub shall be deemed references to such Subsidiary, and in that case, all representations and warranties made in this Agreement with respect to Acquisition Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such Subsidiary as of the date of such designation, mutatis mutandis.

Section 8.13 Remedies Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy. Parent and Acquisition Sub acknowledge and agree that regardless of any termination of this Agreement, the Company may recover, solely through an action brought by the Company in its sole and absolute discretion, damages from Parent and Acquisition Sub if Parent or Acquisition Sub intentionally and in bad faith breaches this Agreement and the remedy of specific performance set forth in Section 8.14 is not available to the Company, in which event the damages recoverable by the Company for itself and on behalf of holders of Common Shares and Company Restricted Shares (without duplication) shall not be limited to expenses or out-of-pocket costs, but may include the benefit of the bargain lost by the Company and the holders of Common Shares and Company Restricted Shares taking into consideration all relevant matters. Any damages recovered in any such action brought by the Company may be retained by the Company for any corporate purpose or distributed to the holders of Common Shares and Company Restricted Shares as the Company Board determines in its sole and absolute discretion.

Section 8.14 Specific Performance. The parties to this Agreement agree that money damages would be both incalculable and an insufficient remedy and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to Section 7.6 hereof and the discretion of the courts described in Section 8.5, the parties to this Agreement shall be entitled to an injunction or other equitable relief to prevent breaches or violations of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts described in Section 8.5, this being in addition to any other remedy to which they are entitled at law or in equity. Moreover, and in recognition of the foregoing, but subject to Section 7.6 of this Agreement in all respects, each of the parties to this Agreement hereby waives (a) any defense in any action for specific performance of this Agreement that a remedy at law would be adequate and (b) any requirement under any law for any party to post security as a prerequisite to obtaining equitable relief.

Section 8.15 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which shall be one and the same agreement. This Agreement shall become effective when each party to this Agreement shall have received (including by facsimile or other electronic transmission) counterparts signed by all of the other parties.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

2357575 ONTARIO LIMITED

By:	/s/ John Sheedy
Name:	John Sheedy
Title:	Authorized Signatory

SC ACQUISITIONCO LTD.

By:	/s/ John Sheedy
Name:	John Sheedy
Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Amalgamation]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

SEACUBE CONTAINER LEASING LTD.

By:	/s/ Lisa D. Leach
Name:	Lisa D. Leach
Title:	Vice President & General Counsel

[Signature Page to Agreement and Plan of Amalgamation]